CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common Stock, par value $0.01 per share	1,202,953	(3)	(3)	(3)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional number of shares of common stock as may be issued from time to time as a result of stock splits, stock dividends or similar transactions.
(2)	Payment of the registration fee at the time of filing of the registrant’s registration statement on Form S-3, filed with the Securities and Exchange Commission (“SEC”) on April 22, 2013 (File No. 333-188059), was deferred pursuant to Rules 456(b) and 457(r) under the Securities Act. This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in such registration statement.
(3)	The securities registered hereby consist of 1,202,953 unsold shares of common stock previously registered on the registrant’s registration statement on Form S-3 (Registration No. 333-171605) filed on January 7, 2011 (the “Prior Registration Statement”). Pursuant to Rule 415(a)(6) under the Securities Act, $2,526.50 of the $2,573.40 registration fee previously paid by the registrant in connection with such unsold securities will continue to be applied to such unsold securities, and the offering of the unsold securities registered under the Prior Registration Statement will be deemed terminated as of the date of the filing of this prospectus supplement.

Filed Pursuant to Rule 424(b)(7)
Registration No. 333-188059

Prospectus Supplement

(To Prospectus dated April 22, 2013)

Host Hotels & Resorts, Inc.

1,202,953 Shares of Common Stock

This prospectus supplement relates to the offer and sale from time to time of up to 1,202,953 shares of common stock, par value $0.01 per share, of Host Hotels & Resorts, Inc. by a person or entity who may receive such shares upon redemption of units of limited partnership interest, or OP units, in Host Hotels & Resorts, L.P., if, and to the extent that, the holder of such units elects to redeem its OP units and we elect to issue shares of our common stock in exchange for such OP units. The potential holders of these shares of our common stock are referred to herein as the “selling stockholders.” Host Hotels & Resorts, Inc. is the sole general partner of Host Hotels & Resorts, L.P. The registration of the shares of common stock to which this prospectus supplement and the accompanying prospectus relate does not require the selling stockholders to sell any of their shares of common stock nor does it require us to issue any shares of common stock.

We will not receive any proceeds from any issuance of shares of our common stock to the selling stockholders or from the sale of such shares by the applicable selling stockholder, but we have agreed to pay certain registration expenses relating to such shares of our common stock. The applicable selling stockholders from time to time may offer and sell the shares held by them directly or through agents or broker-dealers on terms to be determined at the time of sale, as described in more detail in this prospectus supplement. See “Plan of Distribution.”

To assist us in complying with federal income tax requirements applicable to real estate investment trusts, among other purposes, our charter contains certain restrictions on the transfer and ownership of our common stock, including an ownership limit of 9.8% of our common stock. See “Description of Capital Stock—Restrictions on Transfer and Ownership” beginning on page 7 of the accompanying prospectus.

Our common stock is traded on the New York Stock Exchange under the symbol “HST”. On August 28, 2013, the last reported sale price of our common stock was $17.13 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-2 of this prospectus supplement.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 29, 2013.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither we, nor the selling stockholders, have authorized any other person to provide you with additional or different information. If anyone provides you with additional or different information, you should not rely on it. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which they relate, and this prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or solicitation. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus supplement and the documents incorporated by reference herein contain registered trademarks, service marks and brand names that are the exclusive property of their respective owners, which are companies other than us, including Marriott®, Ritz-Carlton®, Hyatt®, Four Seasons®, Fairmont®, Hilton®, Renaissance®, Westin®, Sheraton®, W®, The Luxury Collection®, St. Regis®, Swissôtel®, Le Meridien®, Novotel®, ibis®, Pullman® and Delta®. None of the owners of these trademarks, service marks or brand names, their affiliates or any of their respective officers, directors, agents or employees, is an issuer or underwriter of any of the securities to be issued pursuant to this prospectus supplement. In addition, none of such persons has or will have any responsibility or liability for any information contained in this prospectus supplement or the documents incorporated by reference herein.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

You should read this prospectus supplement along with the accompanying prospectus, as well as the information incorporated by reference herein and therein, carefully before you invest in our common stock. This prospectus supplement describes the shares of our common stock that the selling stockholders may receive under circumstances where we issue such shares upon redemption of OP units in Host Hotels & Resorts, L.P., if, and to the extent that, the holder of such units elects to redeem its OP units and we elect to issue shares of our common stock in exchange for such OP units.

The accompanying prospectus contains information about our securities generally, some of which does not apply to the common stock covered by this prospectus supplement. This prospectus supplement may add, update or change information contained in or incorporated by reference in the accompanying prospectus. If the information in this prospectus supplement is inconsistent with any information contained in or incorporated by reference in the accompanying prospectus, the information in this prospectus supplement will apply and will supersede the inconsistent information contained in or incorporated by reference in the accompanying prospectus.

Host Hotels & Resorts, L.P. (“Host L.P.”) is a Delaware limited partnership operating through an umbrella partnership structure with Host Hotels & Resorts, Inc., a Maryland corporation (“Host Inc.”), as its sole general partner. Host Inc. operates as a self-managed and self-administered real estate investment trust (“REIT”). In addition to being the sole general partner, Host Inc. holds approximately 98.7% of the partnership interests in Host L.P. as of August 28, 2013. Unless the prospectus supplement otherwise indicates or the context otherwise requires, all references in this prospectus supplement to “Host Inc.” mean Host Hotels & Resorts, Inc. and references to “Host L.P.” mean Host Hotels & Resorts, L.P. and its consolidated subsidiaries in cases where it is important to distinguish between Host Inc. and Host L.P. Host Inc. and Host L.P. file combined periodic reports with the SEC, which are incorporated by reference herein. We use the terms “we,” “our” or “the company” to refer to Host Inc. and Host L.P. together, unless the context indicates otherwise.

S-ii

FORWARD-LOOKING STATEMENTS

Information included and incorporated by reference in this prospectus supplement and accompanying prospectus contains forward-looking statements. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “expect,” “may,” “intend,” “predict,” “project,” “plan,” “will,” “estimate” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are based on management’s current expectations and assumptions and are not guarantees of future performance. Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results to differ materially from those anticipated at the time the forward-looking statements are made.

The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•

the effect on lodging demand of (i) changes in national and local economic and business conditions, including concerns about global economic prospects and the speed and strength of a recovery, and (ii) other factors such as natural disasters, weather, changes in the international political climate, and the occurrence or potential occurrence of terrorist attacks, all of which will affect occupancy rates at our hotels and the demand for hotel products and services;

•	operating risks associated with the hotel business, including the effect of increasing labor costs or changes in workplace rules that affect labor costs;

•

the continuing volatility in global financial and credit markets, and the impact of budget deficits and pending and future U.S. governmental action to address such deficits through reductions in spending and similar austerity measures, which could materially adversely affect the U.S. and global economic conditions, business activity, credit availability, borrowing costs, and lodging demand;

•

the impact of geopolitical developments outside the U.S., such as the sovereign credit issues in certain countries in the European Union, or unrest in the Middle East, which could affect the relative volatility of global credit markets generally, global travel and lodging demand, including for our foreign hotel properties;

•	the effect of rating agency downgrades of our debt securities on the cost and availability of new debt financings;

•

the reduction in our operating flexibility and the limitation on our ability to pay dividends and make distributions resulting from restrictive covenants in our debt agreements, which limit the amount of distributions from Host L.P. to Host Inc., and other risks associated with the level of our indebtedness or related to restrictive covenants in our debt agreements, including the risk of default that could occur;

•	our ability to maintain our properties in a first-class manner, including meeting capital expenditures requirements, and the effect of renovations on our hotel occupancy and financial results;

•	our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures;

•	our ability to acquire or develop additional properties and the risk that potential acquisitions or developments may not perform in accordance with our expectations;

•	relationships with property managers and joint venture partners and our ability to realize the expected benefits of our joint ventures and other strategic relationships;

•

our ability to recover fully under our existing insurance policies for terrorist acts and our ability to maintain adequate or full replacement cost “all-risk” property insurance policies on our properties on commercially reasonable terms;

•	the effects of tax legislative action and other changes in laws and regulations, or the interpretation thereof, including the need for compliance with new environmental and safety requirements; and

•

the ability of Host Inc. and each of the REIT entities acquired, established or to be established by Host Inc. to continue to satisfy complex rules to qualify as REITs for federal income tax purposes, Host L.P.’s ability to satisfy the rules required to maintain its status as a partnership for federal income tax purposes, and Host Inc.’s and Host L.P.’s ability and the ability of our subsidiaries, and similar entities to be acquired or established by us to operate effectively within the limitations imposed by these rules.

Our success also depends upon economic trends generally, various market conditions and fluctuations and those other risk factors discussed under the heading “Risk Factors” herein and under the heading “Risk Factors” in our most recent annual report on Form 10-K and in our other filings with the SEC that are incorporated by reference in this prospectus supplement. We caution you not to place undue reliance on forward-looking statements, which reflect our analysis only and speak as of the date of this prospectus supplement, the accompanying prospectus or as of the dates indicated in the statements. All of our forward-looking statements, including those included and incorporated by reference in this prospectus supplement and the accompanying prospectus, such as our outlook for 2013, are qualified in their entirety by this statement. We undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in our expectations.

S-iii

THE COMPANY

Host Inc. is the largest lodging REIT and one of the largest owners of luxury and upper upscale hotels and conducts its operations through Host L.P. Host Inc. has the exclusive and complete responsibility for Host L.P.’s day-to-day management and control. As of August 28, 2013, our consolidated lodging portfolio consisted of 118 primarily luxury and upper upscale hotels containing approximately 62,700 rooms with the majority located in the United States, as well as 15 properties located outside the United States in Canada, New Zealand, Chile, Australia, Mexico and Brazil. In addition, we own non-controlling interests in two foreign joint ventures: a joint venture in Europe, which owns 19 luxury and upper upscale hotels with approximately 6,100 rooms in France, Italy, Spain, The Netherlands, the United Kingdom, Belgium, Poland and Germany; and a joint venture in the Asia/Pacific region, which owns one hotel in Australia and a minority interest in a joint venture in India that owns two hotels.

The address of our principal executive office is 6903 Rockledge Drive, Suite 1500, Bethesda, Maryland 20817. Our phone number is (240) 744-1000. Our Internet website address is www.hosthotels.com. Information on our website does not constitute part of this prospectus supplement and does not constitute information incorporated by reference into this prospectus supplement.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus supplement and the accompanying prospectus involves risks. You should carefully consider the risk factors incorporated by reference herein from our most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K and other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, as the same may be updated from time to time by our future filings under the Exchange Act. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. For more information, see the section entitled “Incorporation by Reference” in this prospectus supplement.

USE OF PROCEEDS

We will not receive any proceeds upon the sale of the common stock covered by this prospectus supplement. We will pay certain costs and expenses incurred in connection with the sale of the common stock covered by this prospectus supplement, excluding any brokerage fees and commission and share transfer and other taxes attributable to the sale of the common stock, which will be paid by the applicable selling stockholder.

SELLING STOCKHOLDERS

The selling stockholders hold or held units of limited partnership interest in Host L.P., which they acquired on December 30, 1998 in exchange for properties and assets. Of the common stock described in this prospectus, 1,364 shares are currently outstanding and the remaining 1,201,589 shares are issuable by us pursuant to our operating partnership agreement upon redemption of OP units by the holders thereof. Our OP units are redeemable, at the option of the holder, for an amount of cash equal to the market value of one share of Host Inc. common stock multiplied by a factor of 1.021494 (subject to adjustment under the operating partnership agreement). Host L.P. has the right, however, to acquire any OP units offered for redemption directly from the holder in exchange for 1.021494 shares of Host Inc. common stock (subject to adjustment), instead of the holder redeeming such OP units for cash. We cannot assure you that any OP units will be redeemed or that any of the common stock described in this prospectus and issuable upon redemption of such OP units will be issued or sold.

The following table assumes that the selling stockholders (other than those selling stockholders who currently own common stock) submit all of their respective OP units for redemption and that we elect to redeem all of those OP units for shares of our common stock instead of for cash. The table provides the name of the applicable selling stockholder, the number of shares of common stock that may be issued to the applicable selling stockholder prior to the offering, and the maximum number of shares of our common stock to be offered by the applicable selling stockholder.

Because the applicable selling stockholder may offer, pursuant to this prospectus supplement and the accompanying prospectus, all or some portion of the common stock listed below, no estimate can be given as to the actual amount of common stock that will be held by the applicable selling stockholder upon consummation of any sales. In addition, the applicable selling stockholder listed in the table may have sold, transferred or otherwise disposed of, in transactions exempt from the registration requirements of the Securities Act, some or all of its common stock since the date as of which such information was provided to us. Information about the selling stockholders may change over time. Any changed information given to us by the selling stockholders will be set forth in prospectus supplements if and when necessary. All information concerning beneficial ownership of shares of common stock offered hereby is obtained from selling stockholders.

The selling stockholders named below and its permitted transferees, pledgees, donees or other successors may from time to time offer the shares of common stock offered by this prospectus supplement and the accompanying prospectus:

Name	Number of Units of Limited Partnership Held	Shares Beneficially Owned Before the Offering(1)		Number of Shares Being Offered for Resale(3)
		Number	Percent (2)
Blackstone Real Estate Partners II L.P.(4)	1	1	*	1
Blackstone Real Estate Holdings II LP(4)	1	1	*	1
S.B. Westridge, Inc.	10,893	11,127	*	11,127
John G. Schreiber	393,737	402,199	*	402,199
John G. Schreiber 1987 Children’s Trust(5)	185,097	189,075	*	189,075
Amy D. Schreiber	21,442	21,902	*	21,902
John G. Schreiber Annual Gift Trust(5)	104,766	107,017	*	107,017
The Michael D. Schreiber 2012 Trust(6)	12,142	12,402	*	12,402
Mathew D. Schreiber	5,000	5,107	*	5,107
Michael D. Schreiber	0	1,364	*	1,364
Stephen A. Schwarzman	215,386	220,015	*	220,015
Timothy R. Coleman	688	702	*	702
Mark T. Gallogly	72,474	74,031	*	74,031
James J. Mossman	48,748	49,795	*	49,795
Gary M. Sumers	65,344	66,748	*	66,748
Jonathan D. Gray	10,404	10,627	*	10,627
John Z. Kukral 1998 Long-Term Trust(7)	6,041	6,170	*	6,170
ES, LLC	12,076	12,335	*	12,335
MNKY, LLC	12,076	12,335	*	12,335

Total	1,176,316	1,202,953		1,202,953

*	Denotes less than 1%.

(1)	Includes shares of common stock that we may elect to issue in connection with the redemption of the selling stockholder’s OP units.
(2)	Calculated based on Rule 13d-3(d)(i) under the Securities Exchange Act of 1934, as amended, based on 750,030,597 shares outstanding as of August 2, 2013. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon redemption of the selling stockholder’s OP units. However, we did not assume redemption of any other holder’s OP units.
(3)	Assumes the applicable selling stockholder sells all of the shares of common stock being offered by this prospectus supplement and the accompanying prospectus.
(4)	Stephen A. Schwarzman, as the ultimate beneficial owner of the securities, has voting and dispositive power over the securities held by the selling stockholder.
(5)	Kathleen A. Schreiber, as trustee, has voting and dispositive power over the securities held by the selling stockholder.
(6)	Michael D. Schreiber, as trustee, has voting and dispositive power over the securities held by the selling stockholder.
(7)	Karin Kukral, as trustee, has voting and dispositive power over the securities held by the selling stockholder.

PLAN OF DISTRIBUTION

The selling stockholders and their respective successors, which term includes their respective transferees, pledgees or donees, may sell our common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the applicable selling stockholder or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The common stock may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to the prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in transactions:

•	on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale, including the New York Stock Exchange;

•	in the over-the-counter market;

•	otherwise than on such exchanges or services or in the over-the-counter market;

•	through the writing of options, whether the options are listed on an options exchange or otherwise (including the issuance by the applicable selling stockholder of derivative securities);

•	through the settlement of short sales; or

•	any combination of the foregoing.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as agent on both sides of the trade.

In addition to selling its common stock under this prospectus, a selling stockholder may transfer its common stock in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer.

In connection with sales of the common stock or otherwise, the applicable selling stockholder may (A) enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging positions they assume, (B) sell the common stock short and deliver the common stock to close out short positions, (C) loan or pledge the common stock to broker-dealers or other financial institutions that in turn may sell the common stock, (D) enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of the common stock, which the broker-dealer or other financial institution may resell pursuant to this prospectus supplement and the accompanying prospectus, or (E) enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

Notwithstanding anything in this section to the contrary, the common stock that may be issued upon the redemption of OP units will only be used to cover or in settlement of any short positions in our securities if such short positions were entered into or established at a time that both (A) such shares are issued and outstanding, and (B) the resale of such shares is covered by an effective registration statement.

The aggregate proceeds to the applicable selling stockholder from the sale of the common stock offered by it hereby will be the purchase price of our common stock less discounts and commissions, if any. The applicable selling stockholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

In order to comply with the securities laws of some states, if applicable, our common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.

The applicable selling stockholder and any broker-dealers or agents that participate in the sale of our common stock may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act. Profits on the sale of our common stock by the applicable selling stockholder and any discounts, commissions or concessions received by any broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. A selling stockholder who is deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. To the extent the applicable selling stockholder may be deemed to be an “underwriter,” it may be subject to statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.

The selling stockholders and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder. Regulation M of the Exchange Act may limit the timing of purchases and sales of any of the securities by the selling stockholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution.

To our knowledge, there are currently no plans, arrangements or understandings between the selling stockholders and any underwriter, broker-dealer or agent regarding the sale of our common stock by the selling stockholders.

The selling stockholders may decide not to sell any of our common stock described in this prospectus supplement. We cannot assure holders that the selling stockholders will use this prospectus supplement to sell any or all of our common stock. Any securities covered by this prospectus supplement which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus supplement. In addition, the selling stockholders may transfer, devise or gift the common stock by other means not described in this prospectus supplement.

With respect to a particular offering of our common stock, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which the prospectus accompanying this prospectus supplement is a part will be prepared and will set forth the following information:

•	the common stock to be offered and sold;

•	the name(s) of the selling stockholder(s);

•	the respective purchase prices and public offering prices and other material terms of the offering;

•	the names of any participating agents, broker-dealers or underwriters; and

•	any applicable commissions, discounts, concessions and other items constituting, compensation from the selling stockholder(s).

We will pay all of our expenses and specified expenses incurred by the selling stockholders incidental to the registration of the common stock, but each selling stockholder will be responsible for payment of commissions, concessions, fees and discounts of underwriters, broker-dealers and agents.

LEGAL MATTERS

Certain matters of Maryland law will be passed on for us by Venable LLP, Baltimore, Maryland.

EXPERTS

The (i) consolidated financial statements of Host Hotels & Resorts, Inc. as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, the schedule of Real Estate and Accumulated Depreciation as of December 31, 2012, and management’s assessment of the effectiveness of Host Hotels & Resorts, Inc.’s internal control over financial reporting as of December 31, 2012, and (ii) consolidated financial statements of Host Hotels & Resorts, L.P. as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, and the schedule of Real Estate and Accumulated Depreciation as of December 31, 2012, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” certain information we file with the SEC, which means that we can disclose important information to you by referring to other information we have filed with the SEC. The information that we incorporate by reference is considered a part of this prospectus supplement and information that we file later with the SEC prior to the termination of this offering will automatically update and supersede the information contained in this prospectus supplement. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC. We incorporate by reference the documents listed below and any filings made by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of this offering (in each case, other than information in such documents that is deemed not to be filed):

•

the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (including information specifically incorporated by reference from our Proxy Statement from our 2013 Annual Meeting);

•	the Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2013 and June 30, 2013;

•	the Current Reports of Host Inc. on Form 8-K filed on February 21, 2013, February 25, 2013, April 22, 2013, April 25, 2013, May 3, 2013 and August 2, 2013;

•

the Combined Current Reports of Host Inc. and Host L.P. on Form 8-K filed on January 25, 2013, February 26, 2013, March 25, 2013, March 28, 2013, April 9, 2013, April 23, 2013, May 22, 2013, June 20, 2013 and July 3, 2013; and

•	the description of the Company’s common stock included in the Registration Statement on Form 8-A, as amended, of HMC Merger Corporation, filed November 18, 1998 (as amended on December 28, 1998).

The accompanying prospectus is part of a registration statement on Form S-3 we have filed with the SEC under the Securities Act. Neither this prospectus supplement nor the accompanying prospectus contains all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, including exhibits, at the SEC’s Public Reference Room or on our website at http://www.hosthotels.com. Information contained on our website is not and should not be deemed a part of this prospectus supplement, the accompanying prospectus or any other report or filing filed with the SEC. Our statements in this prospectus supplement concerning the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or other document we have filed as an exhibit to the registration statement for complete information.

Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference the exhibit in this prospectus supplement and the accompanying prospectus. You may obtain documents incorporated by reference in this prospectus supplement and the accompanying prospectus by requesting them in writing or by telephone from:

Host Hotels & Resorts, Inc.

6903 Rockledge Drive, Suite 1500

Bethesda, Maryland 20817

Attn: Secretary

(240) 744-1000

PROSPECTUS

Host Hotels & Resorts, Inc.

Common Stock, Preferred Stock, Depositary Shares,

Warrants and Subscription Rights

By this prospectus we may offer, from time to time, in one or more series or classes, the following securities:

•	shares of our common stock;

•	shares of our preferred stock;

•	shares of our preferred stock represented by depositary shares;

•	our warrants exercisable for common stock, preferred stock or depositary shares; and

•	subscription rights evidencing the right to purchase any of the above securities.

This prospectus provides you with a general description of the securities we may offer. We may offer the offered securities, separately or together, in amounts, at prices and on terms determined at the time of the offering. We will provide you with specific terms of the applicable offered securities in supplements to this prospectus, which terms will include:

•	in the case of our common stock, any initial public offering price;

•	in the case of our preferred stock, the specific title and stated value, any dividend, liquidation, redemption, conversion, exchange, voting and other rights, and any initial public offering price;

•	in the case of our preferred stock represented by depositary shares, the fractional share of preferred shares represented by such depositary share;

•	in the case of warrants to purchase our common stock, preferred stock or depositary shares, the duration, offering price, exercise price and detachability; and

•

in the case of subscription rights evidencing the right to purchase any of the above securities, the exchange and exercise price, the number of subscription rights issued to each stockholder and the transferability of such subscription rights.

In addition, a person may receive shares of our common stock (i) upon redemption of units of limited partnership interest, or OP units, in Host Hotels & Resorts, L.P., if, and to the extent that, the holder of such units elects to redeem its OP units and we elect to issue shares of our common stock in exchange for such OP units or (ii) upon the exchange of debentures issued and sold by Host Hotels & Resorts, L.P. In such circumstances, the recipients of such common stock, whom we refer to as the selling stockholders, may use this prospectus to resell from time to time the shares of our common stock that we may issue to them. Host Hotels & Resorts, Inc. is the sole general partner of Host Hotels & Resorts, L.P. The registration of the shares of common stock to which this prospectus relates does not require any selling stockholder to sell any of its shares of common stock nor does it require us to issue any shares of common stock.

We will not receive any proceeds from any issuance of securities to the selling stockholders or from the sale of such securities by the selling stockholders, but we have agreed to pay certain registration expenses relating to such securities. The selling stockholders from time to time may offer and sell the securities held by them directly or through agents or broker-dealers on terms to be determined at the time of sale, as described in more detail in this prospectus and any accompanying prospectus supplements.

Each prospectus supplement may also add, update or change information contained in this prospectus, and will also contain information, where applicable, about the federal income tax considerations of, and any exchange listing of, the securities covered by the prospectus supplement.

To assist us in complying with certain federal income tax requirements applicable to real estate investment trusts, among other purposes, our charter contains certain restrictions relating to the transfer and ownership of our capital stock, including an ownership limit of 9.8% on our common stock. See “Description of Capital Stock—Restrictions on Transfer and Ownership” beginning on page 7 of this prospectus.

Our securities may be offered directly, through agents designated from time to time by us, or to or through underwriters or dealers. In addition, the selling stockholders may offer and sell shares of our common stock from time to time, together or separately. If any agents or underwriters are involved in the sale of our securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. You should read this prospectus and any prospectus supplement carefully before you decide to invest. This prospectus may not be used to consummate sales of the offered securities unless it is accompanied by a prospectus supplement describing the method and terms of the offering of those offered securities.

Our common stock is traded on the New York Stock Exchange under the symbol “HST.” On April 19, 2013, the last reported sale price of our common stock was $17.57 per share.

Investing in the offered securities involves risks. See “Risk Factors” on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 22, 2013.

You should rely only on the information contained in or incorporated by reference in this prospectus and in any prospectus supplement. Neither we, nor the selling stockholders, have authorized any other person to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. Neither we, nor the selling stockholders, are making an offer to sell, or soliciting an offer to buy, securities in any state where the offer or sale is not permitted. You should not assume that the information contained in this prospectus and in any prospectus supplement or in the documents incorporated herein or therein is accurate as of any date other than the date of this prospectus or such other documents, even though this prospectus and such prospectus supplement or supplements are delivered or securities are sold pursuant to the prospectus and such prospectus supplement or supplements at a later date. Since the respective dates of this prospectus and any accompanying prospectus supplement, our business, financial condition, results of operations and prospects might have changed.

This prospectus and the documents incorporated by reference herein contain registered trademarks, service marks and brand names that are the exclusive property of their respective owners, which are companies other than us, including Marriott®, Ritz-Carlton®, Hyatt®, Four Seasons®, Fairmont®, Hilton®, Renaissance®, Westin®, Sheraton®, W®, The Luxury Collection®, St. Regis®, Swissôtel®, Le Meridien®, Novotel®, ibis®, Pullman® and Delta®. None of the owners of these trademarks, service marks or brand names, their affiliates or any of their respective officers, directors, agents or employees, is an issuer or underwriter of any of the securities registered on the registration statement, of which this prospectus forms a part. In addition, none of such persons has or will have any responsibility or liability for any information contained in this prospectus or the documents incorporated by reference herein.

i

ABOUT THIS PROSPECTUS

Host Hotels & Resorts, L.P. is a Delaware limited partnership operating through an umbrella partnership structure with Host Hotels & Resorts, Inc., a Maryland corporation (“Host Inc.”), as its sole general partner. Host Inc. operates as a self-managed and self-administered real estate investment trust (“REIT”). In addition to being the sole general partner, Host Inc. holds approximately 98.7% of the partnership interests in Host Hotels & Resorts, L.P. as of April 19, 2013. Unless stated otherwise or the context otherwise requires, references to “Host Inc.” mean Host Hotels & Resorts, Inc. and references to “Host L.P.” mean Host Hotels & Resorts, L.P. and its consolidated subsidiaries in cases where it is important to distinguish between Host Inc. and Host L.P. Host Inc. and Host L.P. file combined periodic reports with the Securities and Exchange Commission (the “Commission” or “SEC”), certain of which are incorporated by reference herein. We use the terms “we,” “our” or “the company” to refer to Host Inc. and Host L.P. together, unless the context indicates otherwise.

This prospectus is part of an automatic shelf registration statement that we filed with the SEC as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), using a “shelf” registration process for the delayed offering and sale of securities pursuant to Rule 415 under the Securities Act. Under the shelf registration process, we or the selling stockholders may, from time to time, sell the offered securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that we or the selling stockholders may offer. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. Each time we or the selling stockholders sell securities, we or the selling stockholders will provide a prospectus supplement that will contain specific information about the terms of the offering. We may also provide a prospectus supplement to add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the information in the applicable prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described below under the heading “Where You Can Find More Information” before considering an investment in the securities offered by that prospectus supplement.

ii

THE COMPANY

Host Inc. is the largest lodging REIT and one of the largest owners of luxury and upper upscale hotels and conducts its operations through Host L.P. Host Inc. has the exclusive and complete responsibility for Host L.P.’s day-to-day management and control. As of April 19, 2013, our consolidated lodging portfolio consisted of 118 primarily luxury and upper upscale hotels containing approximately 62,600 rooms with the majority located in the United States, as well as 15 properties located outside the United States in Canada, New Zealand, Chile, Australia, Mexico and Brazil. In addition, we own non-controlling interests in two foreign joint ventures: a joint venture in Europe, which owns 19 luxury and upper upscale hotels with approximately 6,100 rooms in France, Italy, Spain, The Netherlands, the United Kingdom, Belgium, Poland and Germany; and a joint venture in the Asia/Pacific region, which owns one hotel in Australia and a minority interest in a joint venture in India that owns two hotels and is developing five additional hotels in India.

The address of our principal executive office is 6903 Rockledge Drive, Suite 1500, Bethesda, Maryland 20817. Our phone number is (240) 744-1000. Our Internet website address is www.hosthotels.com. Information on our website does not constitute part of this prospectus and does not constitute information incorporated by reference into this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, file annual, quarterly and current reports, proxy statements and other information with the Commission. Such reports and other information can be inspected and copied at the Public Reference Room of the Commission located at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Room. Copies of such materials can be obtained from the Public Reference Section of the Commission at prescribed rates. Such material may also be accessed electronically by means of the Commission’s home page on the internet (http://www.sec.gov) and on our website (http://www.hosthotels.com). You can also inspect reports and other information Host Inc. files with the SEC at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided above. Forms of the documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C. or through the SEC’s website, as provided above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and the information that we file later with the SEC may automatically update and supersede the information in this prospectus and the information we incorporated by reference. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any prospectus supplement modifies or replaces that statement. We incorporate by reference the documents listed below and any filings made by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before we stop offering the securities under this prospectus (in each case, other than information in such documents that is deemed “furnished” and not filed with the SEC):

•	the Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (including information specifically incorporated by reference therein from our Proxy Statement for our 2013 Annual Meeting);

•	the Current Reports of Host Inc. on Form 8-K filed on February 21, 2013 and February 25, 2013;

•	the Combined Current Reports of Host Inc. and Host L.P. on Form 8-K filed on January 25, 2013, February 26, 2013, March 25, 2013, March 28, 2013 and April 9, 2013; and

•	the description of our common stock included in the Registration Statement on Form 8-A of HMC Merger Corporation, filed on November 18, 1998, as amended on December 28, 1998.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered a copy of any or all of the information that we have incorporated by reference into this prospectus, but not delivered with this prospectus. To receive a free copy of any of the documents incorporated by reference in this prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, call or write to our Secretary, Host Hotels & Resorts, Inc., 6903 Rockledge Drive, Suite 1500, Bethesda, Maryland 20817, telephone: (240) 744-1000.

FORWARD-LOOKING STATEMENTS

Information included and incorporated by reference in this prospectus and any accompanying prospectus supplement contains forward-looking statements. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “expect,” “may,” “intend,” “predict,” “project,” “plan,” “will,” “estimate” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are based on management’s current expectations and assumptions and are not guarantees of future performance. Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results to differ materially from those anticipated at the time the forward-looking statements are made.

The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•

the effect on lodging demand of (i) changes in national and local economic and business conditions, including concerns about global economic prospects and the speed and strength of a recovery, and (ii) other factors such as natural disasters, weather, and the occurrence or potential occurrence of terrorist attacks, all of which will affect occupancy rates at our hotels and the demand for hotel products and services;

•	operating risks associated with the hotel business;

•

the continuing volatility in global financial and credit markets, and the impact of U.S. budget deficits, including pending and future U.S. governmental action to address such deficits through reductions in spending and similar austerity measures and tax reform proposals, which could materially adversely affect the U.S. and global economic conditions, business activity, credit availability, borrowing costs, and lodging demand;

•

the impact of geopolitical developments outside the United States, such as the sovereign credit issues in certain countries in the European Union, or unrest in the Middle East, which could affect the relative volatility of global credit markets generally, global travel and lodging demand, including for our foreign hotel properties;

•	the effect of rating agency downgrades of our debt securities on the cost and availability of new debt financings;

•

the reduction in our operating flexibility and the limitation on our ability to pay dividends and make distributions resulting from restrictive covenants in our debt agreements, which limit the amount of distributions from Host L.P. to Host Inc., and other risks associated with the level of our indebtedness or related to restrictive covenants in our debt agreements, including the risk of default that could occur;

•	our ability to maintain our properties in a first-class manner, including meeting capital expenditure requirements, and the effect of renovations on our hotel occupancy and financial results;

•	our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures;

•	our ability to acquire or develop additional properties and the risk that potential acquisitions or developments may not perform in accordance with our expectations;

•	relationships with property managers and joint venture partners and our ability to realize the expected benefits of our joint ventures and other strategic relationships;

•

our ability to recover fully under our existing insurance policies for terrorist acts and our ability to maintain adequate or full replacement cost “all-risk” property insurance policies on our properties on commercially reasonable terms;

•	the effects of tax legislative action and other changes in laws and regulations, or the interpretation thereof, including the need for compliance with new environmental and safety requirements; and

•

the ability of Host Inc. and each of the REIT entities acquired, established or to be established by Host Inc. to continue to satisfy complex rules to qualify as REITs for federal income tax purposes, Host L.P.’s ability to satisfy the rules required to maintain its status as a partnership for federal income tax purposes, and Host Inc.’s and Host L.P.’s ability and the ability of our subsidiaries, and similar entities to be acquired or established by us to operate effectively within the limitations imposed by these rules.

Our success also depends upon economic trends generally, various market conditions and fluctuations and those other risk factors discussed under the heading “Risk Factors” herein and under the heading “Risk Factors” in our most recent annual report on Form 10-K and in our other filings with the SEC that are incorporated by reference in this prospectus. We caution you not to place undue reliance on forward-looking statements, which reflect our analysis only and speak as of the date of this prospectus or as of the dates indicated in the statements. All of our forward-looking statements, including those included and incorporated by reference in this prospectus, such as our outlook for 2013, are qualified in their entirety by this statement. We undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in our expectations.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and any applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference herein from our most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K and other information contained or incorporated by reference in this prospectus and any accompanying prospectus supplements, as the same may be updated from time to time by our future filings under the Exchange Act. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

USE OF PROCEEDS

Unless we indicate otherwise in the applicable prospectus supplement, we intend to contribute all of the net proceeds from the sale of securities by Host Inc. to Host L.P. Unless otherwise indicated in the applicable prospectus supplement, Host L.P. intends to use any net proceeds from the sale of offered securities for the development or acquisition of hotel properties as opportunities arise, capital expenditures, the repayment or repurchase of outstanding indebtedness or capital stock, working capital and for general corporate purposes. Pending application of the net proceeds, we expect to invest such proceeds in short term, interest-bearing instruments or other investment grade debt securities. We will not receive any of the proceeds from sales of securities by selling stockholders, if any, pursuant to this prospectus. We will pay certain costs and expenses incurred in connection with the sale of the securities sold by the selling stockholders, excluding any brokerage fees and commissions and share transfer and other taxes attributable to sales by the selling stockholders, which will be paid by the selling stockholders.

RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table shows our ratio of earnings to fixed charges and preferred stock dividends for the periods indicated (in millions, except ratio amounts).

	Year Ended December 31,
	2012	2011	2010	2009	2008
Ratio of earnings to fixed charges and preferred stock dividends (a)	1.1	—	—	—	1.8
Deficiency of earnings to fixed charges and preferred stock dividends	—	$(12)	$(159)	$(208)	—

(a)	The ratio is calculated as the sum of pre-tax income from continuing operations before adjustments for non-controlling interest and income (loss) from equity investments plus amortization of capitalized interest, distributions from equity investments and fixed charges less capitalized interest and dividends on preferred stock divided by fixed charges which is the sum of interest expensed and capitalized, distributions on preferred stock and the estimate of interest within rental expense.

DESCRIPTION OF CAPITAL STOCK

General

Our charter provides that we may issue up to 1,050,000,000 shares of common stock, $0.01 par value per share, and up to 50,000,000 shares of preferred stock, $0.01 par value per share. As of March 31, 2013 the following shares of our stock are outstanding:

•	743,738,714 shares of common stock; and

•	no shares of preferred stock.

Under Maryland law, our stockholders generally are not liable for our debts or obligations.

Our charter authorizes our Board of Directors to classify and reclassify any unissued shares of our common stock and preferred stock into other classes or series of stock. Prior to issuance of shares of each class or series, the Board of Directors is required by Maryland law and by our charter to set, subject to our charter restrictions on transfer and ownership of our stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Thus, the Board of Directors could authorize the issuance of shares of common stock or preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest.

We believe that the power to issue additional shares of common stock or preferred stock and to classify or reclassify unissued shares of common or preferred stock and thereafter to issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although we have no present intention of doing so, we could issue a class or series of stock that could delay, defer or prevent a transaction or a change in control that might involve a premium price for holders of common stock or otherwise be in their best interest.

Common Stock

All shares of common stock offered pursuant to this prospectus and any applicable prospectus supplement, when issued, will be duly authorized, fully paid and nonassessable. Holders of our common stock are entitled to receive dividends when authorized by our Board of Directors and declared by us out of assets legally available for the payment of dividends. Common stockholders are also entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of our stock and to the provisions of our charter regarding restrictions on transfer and ownership of our stock.

Subject to our charter restrictions on transfer and ownership of our stock (see “—Restrictions on Transfer and Ownership” below), each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

Holders of our common stock have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any of our securities. Subject to our charter restrictions on transfer and ownership of our stock, all shares of common stock will have equal dividend, liquidation and other rights.

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless the transaction is advised by its board of directors and approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter generally does not provide for a lesser percentage in these situations except that our charter may be amended by the affirmative vote of holders of not less than a majority of all votes entitled to be cast (other than those amendments specifically identified in the charter as requiring the affirmative vote of holders of not less than two-thirds of all votes entitled to be cast). Also, because many of our operating assets are held by our subsidiaries, these subsidiaries may be able to merge or sell all or substantially all of their assets without the approval of our stockholders. See also “—Restrictions on Transfer and Ownership” and “Certain Provisions of Maryland Law and of Our Charter and Bylaws” in this prospectus.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is Computershare Trust Company, N.A.

Preferred Stock

Our charter authorizes the Board of Directors to issue 50,000,000 shares of preferred stock. As of the date of this prospectus, no shares of preferred stock are outstanding.

The applicable prospectus supplement will describe the specific terms of the particular class or series of preferred stock in respect of which this prospectus is being delivered, which terms will include:

•	the class or series, title and stated value of the preferred stock;

•	the number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

•	the voting rights, if any, of the preferred stock;

•	the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to the preferred stock;

•	whether dividends on the preferred stock shall be cumulative or not and, if cumulative, the date from which dividends on the preferred stock shall accumulate;

•	provisions for a sinking fund, if any, for the preferred stock;

•	provisions for redemption, if applicable, of the preferred stock;

•	any listing of the preferred stock on any securities exchange;

•

the terms and conditions, if applicable, upon which the preferred stock will be convertible into our common stock, including the conversion price (or manner of calculation thereof) and conversion period;

•	the terms under which the rights of the preferred stock may be modified, if applicable;

•	whether interests in the preferred stock will be represented by our depositary shares;

•	the relative ranking and preference of the preferred stock as to distribution rights and rights upon our liquidation, dissolution or winding up, if other than as described in this prospectus;

•

any limitations on issuance of any other series of preferred stock ranking senior to or on a parity with the preferred stock as to distribution rights and rights upon our liquidation, dissolution or winding up;

•	a discussion of material federal income tax considerations applicable to the preferred stock;

•

any limitations on actual, beneficial or constructive ownership and restrictions on transfer of the preferred stock and, if convertible, the related common stock, in each case as may be appropriate to preserve our status as a REIT; and

•	any other material terms, preferences, rights, limitations or restrictions of the preferred stock.

Restrictions on Transfer and Ownership

For Host Inc. to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), no more than 50% in value of its outstanding shares of stock may be owned, actually or constructively, by five or fewer individuals, as defined in the Internal Revenue Code to include certain entities, during the last half of a taxable year other than the first year for which an election to be treated as a REIT has been made.

In addition, if Host Inc., or one or more owners of 10% or more of Host Inc., actually or constructively owns 10% or more of a tenant of Host Inc. or a tenant of any partnership in which Host Inc. is a partner, the rent received by Host Inc. either directly or through any such partnership from such tenant generally will not be qualifying income for purposes of the REIT gross income tests of the Internal Revenue Code unless the tenant qualifies as a “taxable REIT subsidiary” and the leased property is a “qualified lodging facility” operated by an “eligible independent contractor” under the Internal Revenue Code. A REIT’s shares also must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year other than the first year for which an election to be treated as a REIT has been made.

Because the Board of Directors believes it is desirable for Host Inc. to qualify as a REIT, among other purposes, the charter provides that, subject to certain exceptions, no person or persons acting as a group may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than:

•	9.8% of the lesser of the number or value of shares of common stock outstanding; or

•	9.8% of the lesser of the number or value of any class or series of shares of preferred stock or other shares of any class or series of Host Inc.’s stock.

The ownership attribution rules under the Internal Revenue Code are complex and may cause capital stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of the common stock or the acquisition or ownership of an interest in an entity that owns, actually or constructively, common stock, by an individual or entity could nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% of the outstanding common stock and thus subject such common stock to the remedy provision under the ownership limit. The Board of Directors may grant an exemption from the ownership limit with respect to one or more persons who would not be treated as “individuals” for purposes of the Internal Revenue Code if it is satisfied, based upon an opinion of counsel or such other evidence as is satisfactory to the Board of Directors in its sole and absolute discretion, that:

•	such ownership will not cause a person who is an individual to be treated as owning capital stock in excess of the ownership limit, applying the applicable constructive ownership rules; and

•

such ownership otherwise will not jeopardize Host Inc.’s status as a REIT, for example, by causing any tenant of Host L.P. to be considered a “related party tenant” for purposes of the REIT qualification rules.

As a condition of such waiver, the Board of Directors may require undertakings or representations from the applicant with respect to preserving the REIT status of Host Inc.

The Board of Directors has the authority to increase or decrease the ownership limit from time to time, subject to limitations in the charter, but does not have the authority to do so to the extent that, after giving effect to such increase, five beneficial owners of capital stock could beneficially own in the aggregate more than 49.5% of the value of the outstanding capital stock.

The charter further prohibits:

•

any person from actually or constructively owning shares of capital stock of Host Inc. that would result in Host Inc. being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause Host Inc. to fail to qualify as a REIT; and

•	any person from transferring shares of Host Inc.’s capital stock if such transfer would result in shares of Host Inc.’s capital stock being owned by fewer than 100 persons.

Any person who acquires or attempts or intends to acquire actual or constructive ownership of shares of Host Inc.’s capital stock that will or may violate any of the foregoing restrictions on transfer and ownership is required to give notice immediately to Host Inc., or, in the case of an attempted transaction, at least 15 days prior written notice, and provide Host Inc. with such other information as Host Inc. may request in order to determine the effect of such transfer on Host Inc.’s status as a REIT.

If any purported transfer of shares of Host Inc.’s capital stock or any other event would otherwise result in any person violating the ownership limit or the other restrictions in the charter, then any such purported transfer will be void and of no force or effect with respect to the purported transferee (the “Prohibited Transferee”) as to that number of shares that exceeds the ownership limit (referred to as “excess shares”) and:

•	the Prohibited Transferee shall acquire no right or interest in such excess shares; and

•

in the case of any event other than a purported transfer, the person or entity holding record title to any such shares in excess of the ownership limit (the “Prohibited Owner”) shall cease to own any right or interest in such excess shares.

Any excess shares described above will be transferred automatically, by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization selected by Host Inc. (the “Beneficiary”). The automatic transfer shall be deemed to be effective as of the close of business on the business day prior to the date of the violating transfer. Within 20 days of receiving notice from Host Inc. of the transfer of shares to the trust, the trustee of the trust, who shall be designated by Host Inc. and be unaffiliated with Host Inc. and any Prohibited Transferee or Prohibited Owner, will be required to sell the excess shares to a person designated by the trustee who could own the shares without violating the ownership limit, and distribute to the Prohibited Transferee an amount equal to the lesser of the price paid by the Prohibited Transferee for the excess shares or the sales proceeds received by the trust for the excess shares. In the case of any excess shares resulting from any event other than a transfer, or from a transfer for no consideration, such as a gift, the trustee will be required to sell the excess shares to a qualified person or entity and distribute to the Prohibited Owner an amount equal to the lesser of the fair market value of the excess shares as of the date of the event or the sales proceeds received by the trust for the excess shares. In either case, any proceeds in excess of the amount distributable to the Prohibited Transferee or Prohibited Owner, as applicable, will be distributed to the Beneficiary. Prior to a sale of any excess shares by the trust, the trustee will be entitled to receive, in trust for the Beneficiary, all dividends and other distributions paid by Host Inc. with respect to those excess shares, and also will be entitled to exercise all voting rights with respect to those excess shares. Subject to Maryland law, effective as of the date that the excess shares have been transferred to the trust, the trustee shall have the authority to rescind as void any vote cast by a Prohibited Transferee prior to the discovery by Host Inc. that the excess shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the Beneficiary.

However, if Host Inc. has already taken irreversible corporate action, then the trustee shall not have the authority to rescind and recast such vote. Any dividend or other distribution paid to the Prohibited Transferee or Prohibited Owner, prior to the discovery by Host Inc. that the excess shares had been automatically transferred to a trust as described above, will be required to be repaid to the trustee upon demand for distribution to the Beneficiary. If the transfer to the trust as described above is not automatically effective to prevent violation of the ownership limit, then the charter provides that the transfer of the excess shares will be void.

In addition, shares of Host Inc.’s stock held in the trust shall be deemed to have been offered for sale to Host Inc., or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the trust or, in the case of a devise or gift, the market value at the time of the devise or gift and (ii) the market value of the shares on the date Host Inc., or its designee, accepts the offer. Host Inc. will have the right to accept the offer until the trustee has sold the shares held in the trust. Upon such a sale to Host Inc., the interest of the Beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the Prohibited Owner.

The foregoing restrictions on transfer and ownership will not apply if the Board of Directors determines that it is no longer in the best interests of Host Inc. to attempt to qualify, or to continue to qualify, as a REIT or that compliance with the restrictions on transfer and ownership is no longer required for Host Inc. to qualify as a REIT.

Any certificates representing shares of Host Inc.’s capital stock will bear a legend referring to the restrictions described above.

All persons who own, directly or by virtue of the attribution provisions of the Internal Revenue Code, more than 5%, or some other percentage between  1/2 of 1% and 5% as provided in the rules and regulations under the Internal Revenue Code, of the lesser of the number or value of the outstanding shares of Host Inc.’s capital stock must give a written notice to Host Inc. within 30 days after the end of each taxable year. In addition, each stockholder will, upon demand, be required to disclose to Host Inc. in writing such information with respect to the direct, indirect and constructive ownership of shares of Host Inc.’s capital stock as the Board of Directors deems reasonably necessary to comply with the provisions of the Internal Revenue Code applicable to a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

The ownership limit could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium for our stockholders over the then prevailing market price or otherwise be in their best interest.

DESCRIPTION OF DEPOSITARY SHARES

General

We may issue depositary receipts for depositary shares, each of which will represent a fractional interest of a share of a particular class or series of preferred stock, as specified in the applicable prospectus supplement. Shares of preferred stock of each class or series represented by depositary shares will be deposited under a separate deposit agreement among Host Inc. and the depositary named therein and the holders from time to time of the depositary receipts issued by the depositary which will evidence the depositary shares. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest of a share of a particular class or series of preferred stock represented by the depositary shares evidenced by the depositary receipt, to all the rights and preferences of the preferred stock represented by the depositary shares, including dividend, voting, conversion, redemption and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued pursuant to the applicable deposit agreement. Immediately following the issuance and delivery of the preferred stock by Host Inc. to the depositary, we will cause the depositary to issue, on behalf of Host Inc., the depositary receipts. Copies of the applicable form of deposit agreement and depositary receipt may be obtained from Host Inc. upon request, and the statements made hereunder relating to the deposit agreement and the depositary receipts to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the applicable deposit agreement and related depositary receipts.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of such depositary shares owned by those holders, subject to the obligations of the holders to file various proofs, certificates and other information and to pay various charges and expenses to the depositary.

In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts entitled thereto, subject to the obligations of holders to file various proofs, certificates and other information and to pay various charges and expenses to the depositary, unless the depositary determines that it is not feasible to make such distribution, in which case the depositary may, with the approval of Host Inc., sell such property and distribute the net proceeds from such sale to such holders.

No distribution will be made in respect of any depositary share to the extent that it represents any preferred stock converted into other securities.

Withdrawal of Stock

Upon surrender of the depositary receipts at the corporate trust office of the depositary (unless the related depositary shares have previously been called for redemption or converted into other securities), and payment by us of any unpaid amounts due to the depositary, and subject to the terms of the deposit agreement, the holders thereof will be entitled to delivery at such office, to or upon the holder’s order, of the number of whole or fractional shares of the preferred stock and any money or other property represented by the depositary shares evidenced by the surrendered depositary receipts. Holders of depositary receipts will be entitled to receive whole or fractional shares of the related preferred stock on the basis of the proportion of preferred stock represented by such depositary shares as specified in the applicable prospectus supplement, but holders of the shares of preferred stock will not thereafter be entitled to receive depositary shares therefor. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of shares of preferred stock to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares.

Redemption of Depositary Shares

Whenever Host Inc. redeems shares of preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing shares of the preferred stock so redeemed, provided Host Inc. shall have paid in full to the depositary the redemption price of the preferred stock to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per depositary share will be equal to the corresponding proportion of the redemption price and any other amounts per share payable with respect to the preferred stock. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional depositary shares) or by any other equitable method determined by Host Inc.

From and after the date fixed for redemption, all dividends on the shares of preferred stock so called for redemption will cease to accrue, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary receipts evidencing the depositary shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such depositary receipts were entitled upon such redemption and surrender thereof to the depositary.

Voting of the Preferred Stock

Upon receipt of notice of any meeting at which holders of the preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts evidencing the depositary shares which represent the preferred stock. Each record holder of depositary receipts evidencing depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock represented by such holder’s depositary shares. The depositary will vote the amount of preferred stock represented by the depositary shares in accordance with the instructions, and Host Inc. will agree to take all reasonable action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will abstain from voting the amount of preferred stock represented by the depositary shares to the extent it does not receive specific instructions from the holders of depositary receipts evidencing the depositary shares. The depositary shall not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as such action or non-action is in good faith and does not result from gross negligence or willful misconduct of the depositary.

Liquidation Preference

In the event of the liquidation, dissolution or winding up of Host Inc., whether voluntary or involuntary, the holders of each depositary receipt will be entitled to the fraction of the liquidation preference accorded each share of preferred stock represented by the depositary shares evidenced by the depositary receipt, as set forth in the applicable prospectus supplement.

Conversion of Preferred Stock

The depositary shares, as such, are not convertible into common stock or any other securities or property, except in connection with certain conversions in connection with the preservation of Host Inc.’s status as a REIT. Nevertheless, if so specified in the applicable prospectus supplement relating to an offering of depositary shares, the depositary receipts may be surrendered by holders thereof to the depositary with written instructions to the depositary to instruct Host Inc. to cause conversion of the preferred stock represented by the depositary shares evidenced by the depositary receipts into whole shares of common stock, other shares of preferred stock of Host Inc. or other shares of stock, and Host Inc. has agreed that upon receipt of the instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of preferred stock to effect the conversion. If the depositary shares evidenced by a depositary receipt are to be converted in part only, a new depositary receipt or receipts will be issued for any depositary shares not to be converted. No fractional shares of common stock will be issued upon conversion, and if the conversion would result in a fractional share being issued, an amount will be paid in cash by Host Inc. equal to the value of the fractional interest based upon the closing price of the common stock on the last business day prior to the conversion.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares which represent the preferred stock and any provision of the deposit agreement may at any time be amended by agreement between Host Inc. and the depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related preferred stock will not be effective unless the amendment has been approved by the existing holders of at least 66% of the depositary shares evidenced by the depositary receipts then outstanding. No amendment shall impair the right, subject to certain exceptions in the deposit agreement, of any holder of depositary receipts to surrender any depositary receipt with instructions to deliver to the holder the related preferred stock and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold the receipt, to consent and agree to the amendment and to be bound by the deposit agreement as amended thereby.

The deposit agreement may be terminated by Host Inc. upon not less than 30 days prior written notice to the depositary if (1) the holders of a majority of the depository shares representing each class or series of preferred stock affected by such termination consents to the termination, whereupon the depositary shall deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by that holder, the number of whole or fractional shares of preferred stock as are represented by the depositary shares evidenced by such depositary receipts together with any other property held by the depositary with respect to such depositary receipt; or (2) the termination is necessary to preserve Host Inc.’s status as a REIT. In addition, the deposit agreement will automatically terminate if:

•	all outstanding depositary shares shall have been redeemed;

•

there shall have been a final distribution in respect of the related preferred stock in connection with any liquidation, dissolution or winding up of Host Inc. and such distribution shall have been distributed to the holders of depositary receipts evidencing the depositary shares representing such preferred stock; or

•	each share of the related preferred stock shall have been converted into securities of Host Inc. not so represented by depositary shares.

Charges of Preferred Stock Depositary

Host Inc. will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit agreement. In addition, Host Inc. will pay the fees and expenses of the depositary in connection with the performance of its duties under the deposit agreement. However, holders of depositary receipts will pay the fees and expenses of the depositary for any duties requested by the holders to be performed which are outside of those expressly provided for in the deposit agreement.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to Host Inc. notice of its election to do so, and Host Inc. may at any time remove the depositary. Any such resignation or removal will take effect upon the appointment of a successor depositary. A successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

The depositary will forward to holders of depositary receipts any reports and communications from Host Inc. that are received by the depositary with respect to the related preferred stock.

Neither the depositary nor Host Inc. will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the deposit agreement. The obligations of Host Inc. and the depositary under the deposit agreement will be limited to performing their duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of preferred shares represented by the depositary shares), gross negligence or willful misconduct. Host Inc. and the depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or shares of preferred stock represented thereby unless satisfactory indemnity is furnished. Host Inc. and the depositary may rely on written advice of counsel or accountants, or information provided by persons presenting shares of preferred stock represented thereby for deposit, holders of depositary receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

In the event the depositary shall receive conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and Host Inc., on the other hand, the depositary shall be entitled to act on such claims, requests or instructions received from Host Inc.

DESCRIPTION OF WARRANTS

General

Host Inc. may issue warrants to purchase common stock, preferred stock or depositary shares. Warrants may be issued independently or together with any offered securities and may be attached to or separate from such offered securities. The warrants are to be issued under warrant agreements to be entered into between Host Inc. and a bank or trust company, as warrant agent, as specified in the prospectus supplement relating to the warrants being offered pursuant thereto. The warrant agent will act solely as an agent of Host Inc. in connection with the warrants of such class or series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The applicable prospectus supplement will describe the following terms of warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the securities for which such warrants are exercisable;

•	the price or prices at which such warrants will be issued;

•	the number of such warrants issued with each share of preferred stock or common stock;

•	any provisions for adjustment of the number or amount of shares of preferred stock or common stock receivable upon exercise of such warrants or the exercise price of such warrants;

•	if applicable, the date on and after which such warrants and the related preferred stock or common stock will be separately transferable;

•	if applicable, a discussion of the material United States federal income tax considerations applicable to the exercise of such warrants;

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants;

•	the date on which the right to exercise such warrants shall commence, and the date on which such right shall expire; and

•	the maximum or minimum number of such warrants which may be exercised at any time.

Exercise of Warrants

Each warrant will entitle the holder of warrants to purchase for cash such amount of shares of common stock, shares of preferred stock or depositary shares at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the warrants offered thereby. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the prospectus supplement relating to the warrants offered thereby. After the close of business on the expiration date, unexercised warrants will become void.

Warrants may be exercised as set forth in the prospectus supplement relating to the warrants offered thereby. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, Host Inc. will, as soon as practicable, forward the shares of common stock, shares of preferred stock or depositary shares purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

DESCRIPTION OF SUBSCRIPTION RIGHTS

General

Host Inc. may issue subscription rights to purchase common stock, preferred stock, depositary shares or warrants to purchase common stock, preferred stock or depositary shares. Subscription rights may be issued independently or together with any other offered security and may or may not be transferable by the purchaser receiving the subscription rights. In connection with any subscription rights offering to our stockholders, Host Inc. may enter into a standby underwriting arrangement with one or more underwriters pursuant to which such underwriters will purchase any offered securities remaining unsubscribed for after such subscription rights offering. In connection with a subscription rights offering to our stockholders, certificates evidencing the subscription rights and a prospectus supplement will be distributed to our stockholders on the record date for receiving subscription rights in such subscription rights offering set by Host Inc.

The applicable prospectus supplement will describe the following terms of subscription rights in respect of which this prospectus is being delivered:

•	the title of such subscription rights;

•	the securities for which such subscription rights are exercisable;

•	the exercise price for such subscription rights;

•	the number of such subscription rights issued to each stockholder;

•	the extent to which such subscription rights are transferable;

•	if applicable, a discussion of the material United States federal income tax considerations applicable to the issuance or exercise of such subscription rights;

•	any other terms of such subscription rights, including terms, procedures and limitations relating to the exchange and exercise of such subscription rights;

•	the date on which the right to exercise such subscription rights shall commence, and the date on which such right shall expire;

•	the extent to which such subscription rights includes an over-subscription privilege with respect to unsubscribed securities; and

•	if applicable, the material terms of any standby underwriting arrangement entered into by Host Inc. in connection with the subscription rights offering.

Exercise of Subscription Rights

Each subscription right will entitle the holder of subscription rights to purchase for cash such principal amount of shares of common stock, shares of preferred stock, depository shares, warrants or any combination thereof, at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the subscription rights offered thereby. Subscription rights may be exercised at any time up to the close of business on the expiration date for such subscription rights set forth in the prospectus supplement. After the close of business on the expiration date, all unexercised subscription rights will become void.

Subscription rights may be exercised as set forth in the prospectus supplement relating to the subscription rights offered thereby. Upon receipt of payment and the subscription rights certificate properly completed and duly executed at the corporate trust office of the subscription rights agent or any other office indicated in the prospectus supplement, Host Inc. will, as soon as practicable, forward the shares of common stock, shares of preferred stock, depository shares or warrants purchasable upon such exercise. In the event that not all of the subscription rights issued in any offering are exercised, Host Inc. may determine to offer any unsubscribed offered securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as set forth in the applicable prospectus supplement.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

The following description of certain provisions of Maryland law and of our charter and Bylaws is only a summary. For a complete description, we refer you to the Maryland General Corporation Law, our charter and our Bylaws. We have filed our charter and Bylaws as exhibits to the registration statement, of which this prospectus forms part.

Election of the Board of Directors

Our charter provides that the number of our directors may be established by the Board of Directors but may not be fewer than three nor more than thirteen. Our Bylaws provide that each director shall be elected by a majority of the total votes cast for and against each director in an uncontested election. Directors are elected by a plurality vote in any contested elections.

Removal of Directors; Vacancies

Our charter provides that, except for any directors who may be elected by holders of a class or series of shares other than common stock, a director may be removed only for cause and only by the affirmative vote of holders of at least two-thirds of the votes entitled to be cast in the election of directors. Vacancies on the Board of Directors may be filled, at any regular meeting or at any special meeting called for that purpose, by the affirmative vote of the remaining directors except that a vacancy resulting from an increase in the number of directors may be filled by a majority of the entire Board of Directors. Any vacancy resulting from the removal of a director by the stockholders may be filled by the affirmative vote of holders of at least two-thirds of the votes entitled to be cast in the election of directors. The affirmative vote of holders of at least two-thirds of all the votes entitled to be cast is required to amend, alter, change, repeal or adopt any provisions in our charter inconsistent with the foregoing director removal provisions. These provisions preclude stockholders from removing incumbent directors except for cause and by a substantial affirmative vote and, thus, may reduce the vulnerability of Host Inc. to an unsolicited takeover proposal which may not be in the best interest of the stockholders.

Business Combinations

Under the Maryland General Corporation Law (the “MGCL”), “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the MGCL, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns ten percent or more of the voting power of the corporation’s shares; or

•

an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the MGCL if the board of directors approved in advance the transaction by which such person, otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•

two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the MGCL, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The MGCL provides various exemptions from its provisions, including for business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder.

The Board of Directors has not opted out of the business combinations provisions of the Maryland General Corporation Law and Host Inc. is subject to the five-year prohibition and the super-majority voting requirements with respect to business combinations involving Host Inc.; however, as permitted under Maryland law, Host Inc.’s Board of Directors may elect to opt out of these provisions in the future.

The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

Maryland law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by the affirmative vote of holders of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

Amendment to the Charter and Bylaws

Our charter may be amended by the affirmative vote of holders of not less than a majority of all of the votes entitled to be cast on the matter; provided, however, that any amendment to certain charter provisions specifically identified in the charter, including provisions on removal of directors and filling vacancies, restrictions on transfer and ownership of stock, the vote required for certain extraordinary transactions and indemnification, must be approved by the affirmative vote of holders of not less than two-thirds of all of the votes entitled to be cast on the matter.

As permitted under the Maryland General Corporation Law, the charter and Bylaws of Host Inc., each provide that the Board of Directors has the exclusive right to amend the Bylaws. Amendment of this charter would require approval by our Board of Directors and the affirmative vote of holders of not less than two-thirds of all votes entitled to be cast on the matter.

Dissolution of the Company

The dissolution of Host Inc. must be advised by a majority of the entire Board of Directors and approved by the affirmative vote of holders of not less than two-thirds of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

Our Bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to the Board of Directors and the proposal of business to be considered by stockholders may be made only (i) pursuant to our notice of the meeting, (ii) by the Board of Directors or (iii) by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures of the Bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to the Board of Directors at a special meeting may be made only (i) by or at the direction of the Board of Directors, (ii) by a stockholder that has requested that a special meeting be called for the purpose of electing directors in connection with a proposal to remove directors, each in compliance with the Bylaws, and that has supplied the information required by the Bylaws about each individual whom the stockholder proposes to nominate for election, or (iii) provided that the special meeting has been called in accordance with the Bylaws, by any stockholder who is a stockholder of record both at the time of giving notice and at the time of the special meeting, who is entitled to vote at the meeting and who has complied with the advance notice provisions of the Bylaws.

Subtitle 8

Subtitle 8 of Title 3 of the Maryland General Corporation Law permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of stockholders.

Through provisions in our charter and Bylaws unrelated to Subtitle 8, we already (a) require a two-thirds vote for the removal of any director from the Board of Directors, (b) vest in the Board of Directors the exclusive power to fix the number of directorships and (c) require to call a special meeting of stockholders, unless called by the chair of our Board of Directors, our president, our chief executive officer or the Board of Directors, the request of holders of a majority of the votes entitled to be cast at the special meeting. As of the date of this prospectus, our Board of Directors has not made any election to be subject to any provisions of Subtitle 8.

Anti-takeover Effect of Certain Provisions of Maryland Law and of the Charter and Bylaws

The business combination provisions of the MGCL, the provisions of our charter on removal of directors, the stock transfer and ownership restrictions in the charter and the advance notice provisions of our Bylaws could delay, defer or prevent a transaction or a change in control of Host Inc. that might involve a premium price for holders of our common stock or otherwise be in their best interest.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax consequences and other material tax considerations relating to our company and to the holders of our common stock. The discussion set forth herein is not intended to be, and should not be construed as, tax advice. As used in this section only, references to the terms “company,” “we,” “our,” and “us” mean only Host Inc., and not its subsidiaries or other lower-tier entities, except as otherwise indicated. We have not sought and will not seek an advance ruling from the Internal Revenue Service (the “IRS”) regarding any matter discussed in this section. This discussion is based upon the Internal Revenue Code, the Treasury regulations, rulings and other administrative interpretations and practices of the IRS (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings), and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This discussion also is based upon the assumption that we will operate our company and its subsidiaries and affiliated entities in accordance with their applicable organizational documents and in the manner that we have represented. This discussion does not address the actual material federal income tax consequences of the ownership and disposition of our common stock to any particular holder, which depend on that stockholder’s particular tax circumstances. In addition, this discussion does not discuss any state, local or non-U.S. tax consequences, or any tax consequences arising under any federal tax other than the income tax, associated with the ownership or disposition of our common stock or our election to be taxed as a REIT.

The U.S. federal income tax treatment of holders of our common stock depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. You are urged to consult your tax advisor regarding the tax consequences to you of:

•	the acquisition, ownership and disposition of our common stock, including the federal, state, local, and foreign income and other tax consequences;

•	our election to be taxed as a REIT for federal income tax purposes; and

•	potential changes in applicable tax laws.

Federal Income Taxation of the Company

General

We are the sole general partner of Host L.P. and hold approximately 98.7% of its outstanding partnership interests as of April 19, 2013. We made an election to be treated as a REIT, effective for our taxable year beginning January 1, 1999. We believe that we have been organized and have operated in a manner that has permitted us to qualify as a REIT from the effective date of our REIT election. We own, through Host L.P., 100% of the outstanding common stock and 28.6% of the outstanding preferred stock of two entities that also have elected to be treated as REITs. These entities are subject to the same REIT qualification requirements and other limitations described herein that apply to us.

The law firm of Hogan Lovells US LLP, or Hogan Lovells, has acted as our REIT tax counsel in connection with our election to be treated as a REIT and with the filing of the registration statement, of which this prospectus forms a part. In connection with the filing of the registration statement, of which this prospectus forms a part, Hogan Lovells has rendered an opinion to us to the effect that we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT, effective for each of our taxable years ended December 31, 1999, through and including the immediately preceding calendar year, and that our current organization and current and intended method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code for the current taxable year and thereafter. It must be emphasized that the opinion of Hogan Lovells is based on various assumptions relating to our organization and operation, is conditioned upon factual representations and covenants made by our management regarding our organization, assets, income, the present and future conduct of our business operations, and other items regarding our ability to meet the various requirements for qualification as a REIT, and assumes that such representations and covenants are accurate and complete and that we will take no action inconsistent with our qualification as a REIT. While we intend to continue to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Hogan Lovells or by us that we will qualify as a REIT for any particular year. The opinion of Hogan Lovells is expressed as of the date issued. Hogan Lovells has no obligation to advise us or our stockholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions. Hogan Lovells’ opinion does not foreclose the possibility that we may have to utilize one or more of the REIT savings provisions discussed below, which could require us to pay an excise or penalty tax (which tax could be significant in amount) in order for us to maintain our REIT qualification. Qualification and taxation as a REIT depend on our ability to meet, on a continuing basis, through actual operating results, distribution levels, and diversity of stock and asset ownership, various qualification requirements imposed upon REITs by the Internal Revenue Code, our compliance with which will not be reviewed by Hogan Lovells. In addition, our ability to qualify as a REIT may depend in part upon the operating results, organizational structure and entity classification for U.S. federal income tax purposes of certain entities in which we invest, which entities will not have been reviewed by Hogan Lovells. Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets that we own directly or indirectly. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

Provided that we qualify as a REIT generally, we will not be subject to federal corporate income tax on our taxable income that is distributed currently to our stockholders. This substantially eliminates the “double taxation” at the corporate and stockholder levels that results generally from an investment in a corporation, because income generated by a REIT generally is taxed only at the stockholder level upon a distribution of dividends by the REIT to its stockholders. We will, however, be subject to U.S. federal income tax in the following circumstances:

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We will be taxed at regular federal corporate tax rates on any undistributed “REIT taxable income,” including undistributed net capital gains, for any taxable year. REIT taxable income is the taxable income of the REIT, subject to specified adjustments, including a deduction for dividends paid.

•	We (or our stockholders) may be subject to the “alternative minimum tax” on our items of tax preference, if any.

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If we have net income from prohibited transactions, which are, in general, sales or other dispositions of inventory or property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “—Requirements for Qualification as a REIT—Gross Income Tests—Prohibited Transactions Tax” below.

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If we elect to treat property that we acquire in connection with certain leasehold terminations or a foreclosure of a mortgage loan as “foreclosure property,” we may thereby avoid (1) the 100% prohibited transactions tax on gain from a resale of that property (if the sale otherwise would constitute a prohibited transaction); and (2) the inclusion of any income from such property as non-qualifying income for purposes of the REIT gross income tests discussed below. Income from the sale or operation of the property may be subject to U.S. federal corporate income tax at the highest applicable rate (currently 35%). See “—Requirements for Qualification as a REIT—Gross Income Tests—Income from Foreclosure Property,” below.

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If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be subject to a 100% tax on an amount equal to (1) the greater of (a) the amount by which we fail the 75% gross income test, or (b) the amount by which we fail the 95% gross income test, as the case may be, multiplied by (2) a fraction intended to reflect our profitability.

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If we violate the asset tests (other than a de minimis failure of the 5% or 10% asset test) or other requirements applicable to REITs, as described below, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to at least $50,000 per failure, which, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate (currently 35%), if that amount exceeds $50,000 per failure.

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If we fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year, and (3) any undistributed taxable income from prior periods (collectively, the required distribution), we will be subject to a non-deductible 4% excise tax on the excess of the required distribution over the sum of (a) the amounts that we actually distributed (taking into account excess distributions from prior years), plus (b) retained amounts upon which we paid income tax at the corporate level.

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We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our stockholders, as described below under “—Requirements for Qualification as a REIT.”

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We will be subject to a 100% penalty tax on amounts we receive (or on certain expenses deducted by a taxable REIT subsidiary, or “TRS”) if certain arrangements between us and our TRSs are not comparable to similar arrangements among unrelated parties.

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If we acquire appreciated assets from a corporation that is or has been a C corporation (or a partnership in which a C corporation is a partner) in a transaction in which our basis in the assets is determined by reference to the C corporation’s (or such partnership’s) basis in such assets, provided no election is made for the transaction to be taxable currently, we will be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the 10-year period following the acquisition from the C corporation (or partnership). Recent legislation reduces the recognition period to five years for assets sold in 2012 or 2013. See “Other Tax Considerations – Recent Legislative Changes.”

•	We may elect to retain and pay income tax on our net long-term capital gain. See “—Federal Income Taxation of Our Stockholders.”

•	The earnings of our subsidiaries that are C corporations, including our TRSs, are subject to federal corporate income tax.

Notwithstanding our qualification as a REIT, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, and foreign income, property and other taxes on our assets, operations and net worth. We also could be subject to tax in other situations and on transactions not presently contemplated. We expect that we could recognize substantial deferred tax liabilities in the future, which include, but are not limited to, those attributable to built-in gain assets and taxable income for which we will not receive cash. Under the terms of its partnership agreement, Host L.P. is responsible for paying, or reimbursing us for the payment of, our tax liabilities (and any interest and penalties associated therewith), except for taxes imposed on us because of our failure to qualify as a REIT or to distribute to our stockholders an amount equal to our taxable income.

Requirements for Qualification as a REIT

The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable stock, or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation but for Sections 856 through 860 of the Internal Revenue Code;

(4)	that is neither a financial institution nor an insurance company subject to applicable provisions of the Internal Revenue Code;

(5)	the beneficial ownership of which is held by 100 or more persons;

(6)	during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include certain entities and as determined by applying certain attribution rules);

(7)	that makes an election to be taxable as a REIT, or has made this election for a previous taxable year which has not been revoked or terminated, and satisfies all of the relevant filing and other administrative requirements established by the IRS that must be met in order to elect and maintain REIT qualification;

(8)	that uses a calendar year for U.S. federal income tax purposes;

(9)	that meets other tests described below, including with respect to the nature of its income and assets and the amount of its distributions; and

(10)	that has no earnings and profits from any non-REIT taxable year at the close of any taxable year.

The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire taxable year, and condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) need not be satisfied during a corporation’s initial tax year as a REIT. For purposes of condition (6), an “individual” generally includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes. However, a trust that is a qualified trust under Internal Revenue Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding stock of a REIT in proportion to their actual interests in the trust for purposes of condition (6) above.

To monitor compliance with the stock ownership requirements, we generally are required to maintain records regarding the actual ownership of our stock. To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the stock (i.e., the persons required to include in gross income the dividends paid by us). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. A stockholder that fails or refuses to comply with this demand is required by Treasury regulations to submit a statement with its tax return disclosing the actual ownership of our stock and other information. We have complied, and currently intend to continue to comply, with these requirements.

We believe that we have been organized, have operated and have issued sufficient shares of stock with sufficient diversity of ownership to allow us to satisfy conditions (1) through (9) and, as discussed below in “—Tax Liabilities and Attributes Inherited from Other Entities,” condition (10). Our charter provides restrictions regarding the ownership and transfers of our stock, which are intended to assist us in satisfying the stock ownership requirements described in conditions (5) and (6) above. These restrictions, however, do not ensure that we previously have satisfied, and may not ensure that we will, in all cases, be able to continue to satisfy, such stock ownership requirements. If we fail to satisfy these requirements, except as provided in the next sentence, our status as a REIT will terminate. If, however, we comply with the demand and record-keeping requirements described in the previous paragraph and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6), we will be treated as having satisfied this requirement. See “—Failure to Qualify as a REIT.”

Effect of Subsidiary Entities

Ownership of Partnerships, Limited Liability Companies and Qualified REIT Subsidiaries

In the case of a REIT that is a partner in a partnership or a member of a limited liability company or other entity that is treated as a partnership for U.S. federal income tax purposes, Treasury regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets, and to earn its proportionate share of the partnership’s income, for purposes of the asset and gross income tests applicable to REITs, as described below. A

REIT’s proportionate share of a partnership’s assets and income is based on the REIT’s pro rata share of the capital interests in the partnership. However, solely for purposes of the 10% value test, described below, the determination of a REIT’s interest in partnership assets is based on the REIT’s proportionate interest in the equity and certain debt securities issued by the partnership. In addition, the assets and gross income of the partnership are deemed to retain the same character in the hands of the REIT. Thus, our proportionate share of the assets and items of income of Host L.P. and any subsidiaries treated as partnerships for federal income tax purposes will be treated as our assets and items of income for purposes of applying the REIT requirements. A summary of the rules governing the federal income taxation of partnerships and their partners is provided below in “—Tax Aspects of Host L.P. and Our Other Subsidiary Partnerships.” As the sole general partner of Host L.P., we have direct control over it and indirect control over the subsidiaries in which Host L.P. or a subsidiary has a controlling interest. We currently intend to operate these entities in a manner consistent with the requirements for our qualification as a REIT.

If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” or “QRS,” the QRS generally is disregarded for U.S. federal income tax purposes, and its assets, liabilities and items of income, deduction and credit are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs. A QRS is any corporation other than a TRS that is directly or indirectly wholly-owned by a REIT. Other entities that are wholly-owned by us, including single member limited liability companies that have not elected to be taxed as corporations for U.S. federal income tax purposes, also generally are disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with any partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary ceases to be wholly-owned by us (for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours), the subsidiary’s separate existence no longer would be disregarded for U.S. federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated either as a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation unless it is a TRS, a QRS or another REIT. See “—Gross Income Tests” and “—Asset Tests.”

Ownership of Subsidiary REITs

As discussed above, we own two subsidiary REITs. We believe that each such subsidiary REIT is organized and has operated and will continue to operate in a manner to permit it to qualify for taxation as a REIT for federal income tax purposes from and after the effective date of its REIT election. However, if any of these subsidiary REITs were to fail to qualify as a REIT, then (i) the subsidiary REIT would become subject to regular U.S. corporate income tax, as described herein, see “—Failure to Qualify as a REIT” below, and (ii) our equity interest in such subsidiary REIT would cease to be a qualifying real estate asset for purposes of the 75% asset test and would become subject to the 5% asset test, the 10% voting stock asset test, and the 10% value asset test generally applicable to our ownership in corporations other than REITs, QRSs and TRSs. See “—Asset Tests” below. If either or both of the subsidiary REITs were to fail to qualify as a REIT, it is possible that we would not meet the 10% voting stock asset test and the 10% value asset test with respect to our indirect interest in such entity, in which event we would fail to qualify as a REIT, unless we could avail ourself of certain relief provisions. We made a “protective” TRS election with respect to each subsidiary REIT and may implement other protective arrangements intended to avoid such an outcome if any of the subsidiary REITs were not to qualify as a REIT, but there can be no assurance that such “protective” elections and other arrangements will be effective to avoid the resulting adverse consequences to us. Moreover, even if the “protective” TRS election with respect to a subsidiary REIT were to be effective in the event of the failure of the subsidiary REIT to qualify as a REIT, because of the significant value attributable to the subsidiary REITs individually and in the aggregate, there could be no assurance that we would not fail to satisfy the requirement that not more than 25% of the value of our total assets may be represented by the securities of one or more TRSs. In this event, we would fail to qualify as a REIT unless we could avail ourself or the applicable subsidiary REIT could avail itself of certain relief provisions.

Ownership of Taxable REIT Subsidiaries

A TRS is an entity that is taxable as a corporation in which a REIT owns, directly or indirectly, an equity interest, including stock, and that elects with the REIT to be treated as a TRS under the Internal Revenue Code. If a TRS owns, directly or indirectly, securities representing more than 35% of the vote or value of a subsidiary corporation, that subsidiary also will be treated as a TRS. A TRS is a regular corporation subject to federal income tax at applicable corporate tax rates. The income and assets of our TRSs are not attributable to us for purposes of satisfying the income and asset test requirements.

A TRS must not directly or indirectly operate or manage a lodging or health care facility or, generally, provide to another person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated. Although a TRS may not operate or manage a lodging facility, it may lease or own such a facility so long as the facility is a “qualified lodging facility” and such facility is operated on behalf of the TRS by an “eligible independent contractor.” A “qualified lodging facility” generally is a hotel at which no authorized gambling activities are conducted, and includes the customary amenities and facilities operated as part of, or associated with, the hotel. “Customary amenities” must be customary for other properties of a comparable size and class owned by other owners unrelated to the REIT. An “eligible independent contractor” is an independent contractor that, at the time a management agreement is entered into with a TRS to operate a “qualified lodging facility,” is actively engaged in the trade or business of operating “qualified lodging facilities” for a person or persons unrelated to either the TRS or any REITs with which the TRS is affiliated. A hotel management company that otherwise would qualify as an “eligible independent contractor” with regard to a TRS of a REIT will not so qualify if the hotel management company and/or one or more actual or constructive owners of 10% or more of the hotel management company actually or constructively own more than 35% of the REIT, or one or more actual or constructive owners of more than 35% of the hotel management company own 35% or more of the REIT (determined with respect to a REIT whose stock is regularly traded on an established securities market by taking into account only the stock held by persons owning, directly or indirectly, more than 5% of the outstanding stock of the REIT and, if the stock of the eligible independent contractor is publicly-traded, 5% of the publicly-traded stock of the eligible independent contractor). We believe, and currently intend to take all steps reasonably practicable to ensure, that none of our TRSs has engaged or will engage in “operating” or “managing” our hotels and that the hotel management companies engaged to operate and manage hotels leased to or owned by the TRSs have qualified and continue to qualify as “eligible independent contractors” with regard to those TRSs.

Certain restrictions are imposed on TRSs. First, a TRS may not deduct interest expense in any year paid or accrued to an affiliated REIT to the extent that such expense exceeds, generally, 50% of the TRS’s adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year interest expense disallowed under the 50% test, provided certain conditions are met). In addition, a REIT would be obligated to pay a 100% penalty tax on certain payments from the TRS that it receives, including interest or rent, or on certain expenses deducted by the TRS, if the IRS were able to assert successfully that the economic arrangements between the REIT and the TRS did not meet specified arm’s length standards set forth in the Internal Revenue Code. Our TRSs make substantial interest and other payments to us, including payments of rent pursuant to the hotel leases. There can be no assurance that the limitation on interest deductions applicable to TRSs will not apply to the interest payments made to us by one of our TRSs, resulting in an increase in the corporate income tax liability of such subsidiary. In addition, there can be no assurance that the IRS might not seek to impose the 100% excise tax on a portion of the payments received by us from, or expenses deducted by, our TRSs. While we believe that our arrangements with our TRSs reflect arm’s length terms, these determinations inherently are factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to reflect accurately their respective incomes.

Because of the restrictions applicable to the income, assets and activities of a REIT, we may need to conduct certain business activities in one or more TRSs. These business activities include alternative uses of real estate, such as the development and/or sale of timeshare or condominium units. As discussed below under “—Asset Tests,” the aggregate value of all of our TRSs may not exceed 25% of the value of all of our assets.

Gross Income Tests

To qualify as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income for each taxable year must be derived from investments relating to real property or mortgages on real property, including:

•	“rents from real property”;

•	dividends or other distributions on, and gain from the sale of, stock in other REITs;

•	gain from the sale of real property or mortgages on real property, in either case, not held for sale to customers;

•	interest income derived from mortgage loans secured by real property or interests in real property; and

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income attributable to the temporary investment of new capital in stock and debt instruments during the one-year period following the receipt by us of new capital raised through equity offerings or the issuance of debt obligations with at least a five-year term.

Second, at least 95% of our gross income in each taxable year must be derived from some combination of income that qualifies under the 75% gross income test described above, as well as (1) other dividends, (2) interest, and (3) gain from the sale or disposition of stock or securities, in either case, not held for sale to customers.

For purposes of one or both of the 75% and 95% gross income tests, the following items of income are excluded from the computation of gross income: (1) gross income from prohibited transactions; (2) certain foreign currency gain; and (3) income and gain from certain hedging transactions. See “—Income from Hedging Transactions,” “—Foreign Currency Gain,” and “—Prohibited Transactions Tax,” below.

Rents from Real Property

Currently, rents paid pursuant to the leases of our hotels to our TRSs, together with gain from the sale of hotels and dividends and interest received from the TRSs, constitute substantially all of our gross income. Rents received by us will qualify as “rents from real property” in satisfying the gross income requirements described above only if the following conditions are met:

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First, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

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Second, the amount of rent must not be based in whole or in part on the income or profits of any person. Amounts received as rent, however, generally will not be excluded from rents from real property solely by reason of being based on fixed percentages of gross receipts or sales.

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Third, rents we receive from a “related party tenant” generally will not qualify as rents from real property. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant. Two exceptions apply with respect to the lease of property by a REIT to a TRS. We may lease our hotels that qualify as “qualified lodging facilities” to our TRSs if the hotel is operated on behalf of the TRS by an “eligible independent contractor.” In addition, a REIT may lease any property to a TRS if at least 90% of the property is leased to unrelated tenants, and the rent paid by the TRS is substantially comparable to rent paid by the unrelated tenants for comparable space. Amounts attributable to certain rental increases charged to a controlled TRS can fail to qualify even if the above conditions are met.

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Fourth, for rents to qualify as rents from real property for the purpose of satisfying the gross income tests, generally we must not operate or manage the property or furnish or render services to the tenants of such property, other than through an “independent contractor” who is adequately compensated and from whom we derive no revenue, or through a TRS. To the extent that impermissible services are provided by an independent contractor, the cost of the services generally must be borne by the independent contractor. A

REIT is permitted to provide directly to tenants services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and not otherwise considered to be provided for the tenants’ convenience. A REIT may provide a minimal amount of “non-customary” services to its tenants, other than through an independent contractor, but if the income from these impermissible tenant services exceeds 1% of the total income from a property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of the income from impermissible tenant services does not exceed 1% of the total income from the property, the services will not “taint” the other income from the property (that is, it will not cause the rent paid by tenants of that property to fail to qualify as rents from real property), but the impermissible tenant services income will not qualify as rents from real property. A REIT is deemed to have received income from the provision of impermissible services in an amount equal to at least 150% of the direct cost of providing the service.

Because we lease substantially all of our properties to our TRSs, we generally do not provide services to our tenants.

In order for the rent paid pursuant to the leases with our TRSs to constitute “rents from real property,” the leases must be respected as true leases for federal income tax purposes. Accordingly, the leases cannot be treated as service contracts, joint ventures or some other type of arrangement. The determination of whether the leases are true leases for federal income tax purposes depends upon an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following:

•	the intent of the parties;

•	the form of the agreement;

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the degree of control over the property that is retained by the property owner (e.g., whether the lessee has substantial control over the operation of the property or whether the lessee is required simply to use its best efforts to perform its obligations under the agreement); and

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the extent to which the property owner retains the risk of loss with respect to the property (e.g., whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property) or the potential for economic gain (e.g., appreciation) with respect to the property.

In addition, Section 7701(e) of the Internal Revenue Code provides that a contract that purports to be a service contract or a partnership agreement is treated instead as a lease of property if the contract properly is treated as such, taking into account all relevant factors. Since the determination of whether a service contract should be treated as a lease inherently is factual, the presence or absence of any single factor may not be dispositive in every case.

Our leases have been structured with the intent to qualify as true leases for federal income tax purposes. However, this determination inherently is a question of fact, and we cannot assure you that the IRS will not assert successfully a contrary position. If the leases were recharacterized as service contracts or partnership agreements, rather than true leases, or disregarded altogether for tax purposes, all or part of the payments that we receive from the TRSs would not be considered rent or would not otherwise satisfy the various requirements for qualification as “rents from real property.” In that case, we likely would not be able to satisfy either the 75% or 95% gross income tests and, as a result, would lose our REIT status.

As indicated above, “rents from real property” must not be based in whole or in part on the income or profits of any person. Except with regard to the lease of the Harbor Beach Marriott and any other leases that we acknowledge will not qualify as producing “rents from real property,” each of our leases provides for periodic payments of a specified base rent plus, to the extent that it exceeds the base rent, additional rent which is calculated based upon the gross sales of the hotels subject to the lease, plus certain other amounts. Payments made pursuant to these leases should qualify as “rents from real property” since generally they are based on either fixed dollar amounts or on specified percentages of gross sales that are fixed at the time the leases are entered into. The foregoing assumes that the leases have not been and will not be renegotiated during their term in a manner that has the effect of basing either the percentage rent or the base rent on income or profits. The foregoing also assumes that the leases are not in reality used as a means of basing rent on income or profits. More generally, the rent payable under the leases will not qualify as “rents from real property” if, considering the leases and all of the surrounding circumstances, the arrangement does not conform with normal business practice. We have not renegotiated, and currently do not intend to renegotiate, the percentages used to determine the percentage rent during the terms of the leases in a manner that has had or will have the effect of basing rent on income or profits. In addition, we believe that the rental provisions and other terms of the leases conform with normal business practice and generally are not intended to be used as a means of basing rent on income or profits. Furthermore, currently we intend that, with respect to properties that we acquire in the future, we will not charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage of gross revenues, as described above.

As noted above, under the Internal Revenue Code, if a lease provides for the rental of both real and personal property and the portion of the rent attributable to personal property is 15% or less of the total rent due under the lease, then all rent paid pursuant to such lease qualifies as “rents from real property.” If, however, a lease provides for the rental of both real and personal property, and the portion of the rent attributable to personal property exceeds 15% of the total rent due under the lease, then no portion of the rent that is attributable to personal property will qualify as “rents from real property.” The amount of rent attributable to personal property is the amount which bears the same ratio to total rent for the taxable year as the average of the fair market value of the personal property at the beginning and end of the year bears to the average of the aggregate fair market value of both the real and personal property at the beginning and end of such year. We believe that, with respect to each of our leases that includes a lease of items of personal property, either the amount of rent attributable to personal property with respect to such lease will not exceed 15% of the total rent due under the lease (determined under the law in effect for the applicable period), or, with respect to leases where the rent attributable to personal property constitutes non-qualifying income, such amounts, when taken together with all other non-qualifying income, will not jeopardize our status as a REIT. Each such lease permits the lessor to take certain steps, including requiring the lessee to purchase certain furniture, fixtures and equipment or to lease such property from a third party, including a TRS, if necessary to ensure that all of the rent attributable to personal property with respect to such lease will qualify as “rents from real property.”

Interest Income

Interest generally will be non-qualifying income for purposes of the 75% or 95% gross income tests if it depends in whole or in part on the income or profits of any person. However, interest based on a fixed percentage or percentages of receipts or sales still may qualify under the gross income tests. We receive interest payments from our TRSs and from third parties, which will constitute qualifying income for purpose of the 95% gross income test but not necessarily the 75% gross income test. We do not expect that the interest income from these sources will affect our ability to qualify under the 75% gross income test.

Dividend Income

We receive distributions from our TRSs or other corporations that are not REITs or QRSs. These distributions generally are treated as dividend income to the extent of the earnings and profits of the distributing corporation. We also may recognize capital gain with respect to our investments in our TRSs or such other corporations. Such dividend income or capital gain will constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. We do not expect that these amounts will affect our ability to qualify under the 75% gross income test. Any dividends that we receive from a REIT, or capital gain recognized in connection with an investment in a REIT, will be qualifying income for purposes of both the 95% and 75% gross income tests.

Income from Hedging Transactions

From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap or cap agreements, option agreements, and futures or forward contracts. Income of a REIT, including income from a pass-through subsidiary, arising from “clearly identified” hedging transactions that are entered into in order to manage the risk of interest rate or price changes with respect to borrowings, including gain from the disposition of such hedging transactions, to the extent the hedging transactions hedge indebtedness incurred, or to be incurred, by the REIT to acquire or carry real estate assets, will not be treated as gross income for purposes of either the 75% or the 95% gross income tests. Income of a REIT arising from hedging transactions that are entered into in order to manage the risk of currency fluctuations will not be treated as gross income for purposes of either the 95% gross income test or the 75% gross income test, provided that the transaction is “clearly identified”

as specified in the Internal Revenue Code. To the extent that we hedge with other types of financial instruments or in other situations, the resultant income will be treated as income that does not qualify under the gross income tests unless the hedge meets certain requirements, and we elect to integrate it with a specified asset and to treat the integrated position as a synthetic debt instrument. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT, although this determination depends on an analysis of the facts and circumstances concerning each hedging transaction.

Foreign Currency Gain

“Real estate foreign exchange gain” is excluded from the calculation of the 75% gross income test and “passive foreign exchange gain” is excluded from the calculation of the 95% gross income test. “Real estate foreign exchange gain” means (i) foreign currency gain attributable (without duplication) to (A) an item of income or gain to which the 75% gross income test applies, (B) the acquisition or ownership of obligations secured by mortgages on real property or on interests in real property, or (C) becoming or being the obligor under obligations secured by mortgages on real property or interests in real property, or (ii) foreign currency gain attributable to a “qualified business unit” or “QBU” of the REIT under Internal Revenue Code Section 987, provided the QBU itself satisfies both the 75% gross income test and the 75% asset test described below under “—Asset Tests.” “Passive foreign exchange gain” is (without duplication) real estate foreign exchange gain, foreign currency gain attributable to an item of income or gain to which the 95% gross income test applies, foreign currency gain attributable to the acquisition or ownership of obligations, or foreign currency gain attributable to becoming or being the obligor under obligations.

Prohibited Transactions Tax

Net income that we derive from a prohibited transaction is excluded from gross income solely for purposes of the gross income tests and is subject to a 100% tax. Any foreign currency gain (as defined in Section 988(b)(2) of the Internal Revenue Code) recognized in connection with a prohibited transaction will be taken into account in determining the amount of income subject to the 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property, as discussed below) that is held primarily for sale to customers in the ordinary course of a trade or business by us. Under existing law, whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. We currently intend that we will hold our hotels for investment with a view to long-term appreciation, engage in the business of acquiring and owning hotels, and make sales of hotels consistent with our investment objectives. No assurance can be given that any of the hotels or other property that we sell will not be treated as property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Internal Revenue Code that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate tax rates.

Income from Foreclosure Property

We generally will be subject to tax at the maximum corporate tax rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property and any foreign currency gain, other than income that constitutes qualifying income for purposes of the 75% gross income test (other than by reason of such income being income or gain from foreclosure property). Foreclosure property is real property and any personal property incident to such real property (1) that we acquire as the result of having bid on the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by us and secured by the property, (2) for which we acquired the related loan or lease at a time when default was not imminent or anticipated, and (3) with respect to which we made a proper election to treat the property as foreclosure property. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gain from prohibited transactions described above, even if the property otherwise would constitute inventory or dealer property. If an unrelated third party lessee defaults under a lease, we are permitted to lease the related hotel to a TRS, in which case the hotel would not become foreclosure property. To the extent that we receive any income from property described in clause (1) above that does not qualify for purposes of the 75% gross income test, we intend to make an election to treat the related property as foreclosure property.

Failure to Satisfy the Gross Income Tests

We intend to continue to monitor our sources of income, including any non-qualifying income received by us, and manage our assets so as to ensure our compliance with the gross income tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we still may qualify as a REIT for such year if we are entitled to relief under applicable provisions of the Internal Revenue Code. These relief provisions generally will be available if (1) our failure to meet these tests was due to reasonable cause and not due to willful neglect, and (2) following our identification of the failure to meet the 75% and/or 95% gross income tests for any taxable year, we file a schedule with the IRS setting forth a description of each item of our gross income that satisfies the gross income tests for such taxable year in accordance with Treasury regulations. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. As discussed above under “—General,” even where these relief provisions apply, the Internal Revenue Code imposes a tax, which could be significant in amount, based upon the profit attributable to the amount by which we fail to satisfy the particular gross income test.

Certain Potential Excise Taxes on TRS Payments

Any redetermined rents, redetermined deductions or excess interest will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of services furnished by a TRS to our tenants, and redetermined deductions and excess interest represent items that are deducted by a TRS for amounts paid to us that are in excess of the amounts that would have been deducted and paid to us based on arm’s length negotiations. While we believe that our arrangements with our TRSs reflect arm’s length terms, these determinations inherently are factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to reflect accurately their respective incomes.

Asset Tests

At the close of each calendar quarter, we must satisfy the following tests relating to the nature of our assets:

•

at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items (including shares of certain money market funds), U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings and leasehold interests in real property, stock of other corporations that qualify as REITs, and some types of mortgage-backed securities and mortgage loans. Assets that do not qualify for purposes of the 75% asset test are subject to the additional asset tests described below;

•	not more than 25% of our total assets may be represented by securities other than those described in the first bullet above;

•	except for securities described in the first bullet above and securities in TRSs or QRSs, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets;

•	except for securities described in the first bullet above and securities in TRSs or QRSs, we may not own more than 10% of any one issuer’s outstanding voting securities;

•

except for securities described in the first bullet above, securities in TRSs or QRSs, and certain types of indebtedness that are not treated as securities for purposes of this test, as discussed below, we may not own more than 10% of the total value of the outstanding securities of any one issuer; and

•	not more than 25% of our total assets may be represented by securities of one or more TRSs.

For purposes of the asset tests, a REIT is not treated as owning the stock of a QRS or an equity interest in any entity treated as a partnership or disregarded for U.S. federal income tax purposes. Instead, a REIT is treated as owning its proportionate share of the assets held by such entity. Solely for purposes of the 10% value test, the determination of our interest in the assets of an entity treated as a partnership for federal income tax purposes in which we own an interest will be based on our proportionate interest in any securities issued by the partnership, excluding for this purpose certain securities described in the Internal Revenue Code.

The 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Internal Revenue Code, including (1) loans to individuals or estates, (2) obligations to pay rents from real property, (3) rental agreements described in Section 467 of the Internal Revenue Code (generally, obligations related to deferred rental payments, other than with respect to transactions with related party tenants), (4) securities issued by other REITs, (5) certain securities issued by a state, the District of Columbia, a foreign government, or a political subdivision of any of the foregoing, or the Commonwealth of Puerto Rico, and (6) any other arrangement as determined by the IRS. In addition, (1) a REIT’s interest as a partner in a partnership is not considered a security for purposes of the 10% value test; (2) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% REIT gross income test; and (3) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by a partnership to the extent of the REIT’s interest as a partner in the partnership.

For purposes of the 10% value test, “straight debt” means a written unconditional promise to pay on demand on a specified date a sum certain in money if (1) the debt is not convertible, directly or indirectly, into stock, (2) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors, other than certain contingencies relating to the timing and amount of principal and interest payments, as described in the Internal Revenue Code, and (3) in the case of an issuer which is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if we, and any of our “controlled TRSs” (as defined in the Internal Revenue Code), hold securities of the corporate or partnership issuer which (a) are not straight debt or other excluded securities (prior to the application of this rule), and (b) have an aggregate value greater than 1% of the issuer’s outstanding securities (including, for purposes of a partnership issuer, our interest as a partner in the partnership).

We intend to continue to maintain adequate records of the value of our assets in order to ensure compliance with the asset tests and to take any available actions within 30 days after the close of any quarter as may be required to cure any non-compliance with the asset tests. See “—Failure to Satisfy the Asset Tests.” We may not obtain independent appraisals to support our conclusions concerning the values of some or all of our assets. We do not intend to seek an IRS ruling as to the classification of our properties for purposes of the REIT asset tests. Accordingly, there can be no assurance that the IRS will not contend that our assets or our interest in other securities will not cause a violation of the REIT asset test requirements.

Failure to Satisfy the Asset Tests

The asset tests must be satisfied not only on the last day of the calendar quarter in which we, directly or through pass-through subsidiaries, acquire securities in the applicable issuer, but also on the last day of the calendar quarter in which we increase our ownership of securities in such issuer, including as a result of increasing our interest in pass-through subsidiaries. An example of such an acquisition would be an increase in our interest in Host L.P. as a result of the exercise of a limited partner’s redemption right relating to units in Host L.P. or an additional capital contribution to Host L.P. of proceeds from an offering of stock by us. After initially meeting the asset tests at the close of any quarter, we will not lose our qualification as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values (including a failure caused solely by a change in the foreign currency exchange rate used to value a foreign asset). If we fail to satisfy the asset tests because we acquire assets during a quarter, we can cure this failure by disposing of sufficient non-qualifying assets or acquiring sufficient qualifying assets within 30 days after the close of that quarter. We intend to continue to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available action within 30 days after the close of any quarter as may be required to cure any non-compliance with the asset tests. Although we plan to take steps to ensure that we satisfy such tests for any quarter with respect to which testing is to occur, there can be no assurance that such steps always will be successful. If we fail to timely cure any non-compliance with the asset tests, we would cease to qualify as a REIT, unless we satisfy certain relief provisions.

The failure to satisfy the 5% asset test, or the 10% vote or value asset tests, can be remedied even after the 30-day cure period under certain circumstances. Specifically, if we fail these asset tests at the end of any quarter and such failure is not cured within 30 days thereafter, we may dispose of sufficient assets (generally within six months after the last day of the quarter in which our identification of the failure to satisfy these asset tests occurred) in order to cure such a violation that does not exceed the lesser of 1% of our assets at the end of the relevant quarter or $10,000,000. If we fail any of the other asset tests or our failure of the 5% and 10% asset tests results in a violation in excess of the de minimis amount described above, as long as such failure was due to reasonable cause and not willful neglect, we are permitted to avoid disqualification as a REIT, after the 30-day cure period, by taking steps including disposing of sufficient assets to meet the asset test (generally within six months after the last day of the quarter in which our identification of the failure to satisfy the REIT asset test occurred), paying a tax equal to the greater of $50,000 or the highest corporate income tax rate (currently 35%) of the net income generated by the non-qualifying assets during the period in which we failed to satisfy the asset test, and filing, in accordance with applicable Treasury regulations, a schedule with the IRS that describes the assets that caused us to fail to satisfy the asset test(s). We intend to take advantage of any and all relief provisions that are available to us in order to cure any violation of the asset tests applicable to REITs. In certain circumstances, utilization of such provisions could result in us being required to pay an excise or penalty tax, which tax could be significant in amount.

Annual Distribution Requirements

In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

•

the sum of: (1) 90% of our “REIT taxable income,” computed without regard to our net capital gain and the deduction for dividends paid, and (2) 90% of our net income, after tax, if any, from foreclosure property; minus

•	the sum of specified items of “non-cash income.”

For purposes of this test, “non-cash income” means income attributable to (1) leveled stepped rents, (2) original issue discount included in our taxable income without the receipt of a corresponding payment, (3) cancellation of indebtedness, or (4) a like-kind exchange that later is determined to be taxable.

We generally must make dividend distributions in the taxable year to which they relate. Dividend distributions may be made in the following year in two circumstances. First, we may declare a dividend in October, November, or December of any year with a record date in one of these months if we pay the dividend on or before January 31 of the following year. Such distributions are treated as both paid by us and received by our stockholders on December 31 of the year in which they are declared. Second, distributions may be made in the following year if they are declared before we timely file our tax return for the year and if made with or before the first regular dividend payment after such declaration. These distributions are taxable to our stockholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

In order for distributions to be counted as satisfying the annual distribution requirement for REITs, and to provide us with a REIT-level dividends paid deduction, the distributions must not be “preferential dividends.” A distribution is not a preferential dividend if the distribution is (1) pro rata among all outstanding shares of stock within a particular class, and (2) in accordance with the preferences among different classes of stock as set forth in our organizational documents.

To the extent that we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. We may elect to retain, rather than distribute, our net long-term capital gain and pay tax on such gain. In this case, we could elect for our stockholders to include their proportionate share of such undistributed long-term capital gain in their taxable income, and for them to receive a corresponding credit for their share of the tax that we paid. Our stockholders would then increase the adjusted basis of their stock by the difference between (1) the amount of capital gain dividends that we designated and that they included in their taxable income, minus (2) the tax that we paid on their behalf with respect to that income.

To the extent that in the future we may have available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, (1) generally will not affect the character, in the hands of our stockholders, of any distributions that actually are made as ordinary dividends or capital gain; and (2) cannot be passed through or used by our stockholders. See “—Federal Income Taxation of Our Stockholders—Taxation of Taxable U.S. Stockholders—Distributions Generally.”

If we fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year, and (3) any undistributed taxable income from prior periods, we would be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of (a) the amount actually distributed, and (b) the amount of income we retained and on which we paid corporate income tax.

We currently intend to make timely distributions sufficient to satisfy the annual distribution requirements. Host L.P.’s partnership agreement authorizes us, as general partner, to take such steps as may be necessary to cause Host L.P. to distribute to its partners an amount sufficient to permit us to meet these distribution requirements. Our subsidiary REITs intend to use consent dividends, in addition to cash dividends, in order to satisfy all or a portion of their distribution requirements.

It is possible that, from time to time, we may not have sufficient cash with which to meet the distribution requirements due to timing differences between our actual receipt of cash, including receipt of distributions from our subsidiaries, and our inclusion of items in income for federal income tax purposes or for other reasons. If we do not have sufficient cash to meet our distribution requirements, it might be necessary for us to arrange for short-term, or possibly long-term, borrowings, or to pay dividends in the form of taxable in-kind distributions of property. Alternatively, we may declare a taxable dividend payable in cash or stock at the election of each stockholder, where the aggregate amount of cash to be distributed as part of such dividend may be subject to limitation.

We may be able to rectify a failure to meet the distribution requirements for a particular tax year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing REIT qualification or being taxed on amounts distributed as deficiency dividends. We will be required to pay interest to the IRS based on the amount of any deduction taken for deficiency dividends.

We calculate our REIT taxable income based upon the conclusion that the lessor is the owner of the hotels for federal income tax purposes. As a result, we expect that the depreciation deductions with respect to the hotels owned by the lessors will reduce our REIT taxable income. This conclusion is consistent with the conclusion discussed above that the leases with respect to our hotels have been and will continue to be treated as true leases for federal income tax purposes. If, however, the IRS were to challenge successfully this position, in addition to failing in all likelihood the 75% and 95% gross income tests described above, we also might be deemed retroactively to have failed to meet the REIT distribution requirements and would have to rely on the payment of a “deficiency dividend” in order to retain REIT status.

Record-Keeping Requirements

We are required to maintain records and request on an annual basis information from specified stockholders. These requirements are designed to assist us in determining the actual ownership of our outstanding stock and in maintaining our qualification as a REIT. Failure to comply therewith could result in monetary fines.

Failure to Qualify as a REIT

If we fail to satisfy one or more requirements for REIT qualification other than the gross income or asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. Relief provisions are available for failures of the gross income tests and asset tests, as described above in “—Gross Income Tests” and “—Asset Tests.”

If we fail to qualify as a REIT in any taxable year, and the relief provisions described above do not apply, we would be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate tax rates. We could not deduct distributions to stockholders in any year in which we were not a REIT, and we would not be required to make distributions in such a year. The cash available for distribution to our stockholders would be reduced significantly and the value of our stock could be reduced materially. Any distributions to stockholders would be taxable as regular corporate dividends to the extent of our current and accumulated earnings and profits. Unless we were entitled to relief under specific statutory provisions, we also would be disqualified from re-electing to be treated as a REIT for the four taxable years following the year during which we lost qualification. It is not possible to state whether, in all circumstances, we would be entitled to statutory relief.

Tax Aspects of Host L.P. and Our Other Subsidiary Partnerships

General

Substantially all of our assets are owned indirectly through Host L.P., which owns hotels either directly or through certain subsidiaries (including through the subsidiary REITs). This discussion focuses on the tax aspects of Host’s ownership of its hotel properties through partnerships and entities, such as limited liability companies, that are treated as partnerships for federal income tax purposes. In general, partnerships are “pass-through” entities that are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and potentially are subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. We include in our gross income our proportionate share of partnership items for purposes of the gross income tests and in the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we include our proportionate share of assets held through Host L.P. and those of its subsidiaries that either are disregarded as separate entities or treated as partnerships for federal income tax purposes. See “—Effect of Subsidiary Entities—Ownership of Partnerships, Limited Liability Companies and Qualified REIT Subsidiaries” above.

Entity Classification

If Host L.P. or any non-corporate subsidiary were treated as an association, the entity would be taxable as a corporation and, therefore, would be subject to federal income tax on its taxable income. In such a situation, the character of our assets and items of gross income would change and could preclude us from qualifying as a REIT (see “—Asset Tests” and “—Gross Income Tests” above).

We assume for purposes of this discussion that Host L.P. and all of its subsidiaries (other than our TRSs and the subsidiary REITs) are classified as partnerships or disregarded as separate entities for federal income tax purposes. Pursuant to Treasury regulations under Section 7701 of the Internal Revenue Code, a partnership will be treated as a partnership for federal income tax purposes unless it elects to be treated as a corporation or would be treated as a corporation because it is a “publicly traded partnership.”

Neither Host L.P. nor any of its non-corporate subsidiaries that is not a TRS has elected or will elect to be treated as a corporation. Therefore, subject to the disclosure below, Host L.P. and each such subsidiary will be treated as a partnership for federal income tax purposes (or, if such an entity only has one partner or member, a disregarded entity for federal income tax purposes).

Pursuant to Section 7704 of the Internal Revenue Code, a partnership that does not elect to be treated as a corporation nevertheless will be treated as a corporation for federal income tax purposes if it is a “publicly traded partnership” and it does not derive at least 90% of its gross income from certain specified sources of “qualifying income” within the meaning of that section. A “publicly traded partnership” is any partnership (i) the interests of which are traded on an established securities market, or (ii) the interests of which are readily tradable on a “secondary market or the substantial equivalent thereof.” Host L.P. units currently are not and in the future will not be traded on an established securities market. There is a significant risk, however, that the Host L.P. units could be considered readily tradable on the substantial equivalent of a secondary market. In that event, Host L.P. could be treated as a “publicly traded partnership,” but even then it only would be taxable as a corporation if less than 90% of its gross income were to constitute “qualifying income.” Treasury regulations under Section 7704 of the Internal Revenue Code set forth certain “safe harbors” under which interests will not be treated as “readily tradable on a secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Internal Revenue Code (the “Safe Harbors”).

“Qualifying income,” for purposes of the “qualifying income” exception, generally is real property rents and other types of passive income. We believe that Host L.P. has had and will continue to have sufficient qualifying gross income so that it would be taxed as a partnership even if it were considered a publicly traded partnership. The gross income requirements applicable to us in order for us to qualify as a REIT under the Internal Revenue Code and the definition of qualifying income under the publicly traded partnership rules are very similar. Although differences exist between these two income tests, we do not believe that these differences would cause Host L.P. not to satisfy the 90% gross income test applicable to publicly traded partnerships.

If Host L.P. were taxable as a corporation, most, if not all, of the tax consequences described herein would be inapplicable. In particular, we would not qualify as a REIT because the value of our ownership interest in Host L.P. would exceed 5% of our assets and we would be considered to hold more than 10% of the voting securities (and more than 10% of the value of the outstanding securities) of another corporation (see “—Asset Tests” above). In this event, the value of our stock could be materially adversely affected (see “—Failure to Qualify as a REIT” above).

Except with regard to the exercise of the right to redeem Host L.P. units and certain “permitted transfers” (generally among related individuals or entities) under Host L.P.’s partnership agreement, no limited partner may transfer Host L.P. units without our prior written consent, as general partner of Host L.P., which consent may be withheld in our sole discretion. Host L.P.’s partnership agreement provides that we shall take such actions, if any, that are reasonably necessary or appropriate to prevent Host L.P. from being classified as a publicly traded partnership and, except as provided otherwise in the partnership agreement, to permit Host L.P. to insure that at least one of the Safe Harbors is met. We may exercise our authority, as general partner, under the partnership agreement to impose limitations on the right to redeem Host L.P. units only to the extent that outside tax counsel provides to us an opinion to the effect that, in the absence of such limitation or restriction, there is a significant risk that Host L.P. will be treated as a publicly traded partnership and, by reason thereof, taxable as a corporation. These limitations, if imposed, could adversely affect the interests of holders of Host L.P. units.

Partnership Tax Allocations

A partnership agreement generally will determine the allocation of income and loss among partners. However, such allocations will be disregarded for federal income tax purposes if they do not comply with the provisions of Section 704(b) of the Internal Revenue Code and the regulations promulgated thereunder. Generally, Section 704(b) of the Internal Revenue Code and the regulations promulgated thereunder require that partnership allocations respect the economic arrangement of the partners.

If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The allocations of taxable income and loss provided for in Host L.P.’s partnership agreement and the partnership agreements and operating agreements of the non-corporate subsidiaries are intended to comply with the requirements of Section 704(b) of the Internal Revenue Code and the regulations promulgated thereunder.

Tax Allocations with Respect to the Hotels

Pursuant to Section 704(c) of the Internal Revenue Code, income, gain, loss and deduction attributable to appreciated or depreciated property, such as the hotels, that is contributed to a partnership in exchange for an interest therein must be allocated in a manner such that the contributing partner is charged with, or benefits from, the difference between the adjusted tax basis and the fair market value of such property at the time of contribution. This difference is known as built-in gain or built-in loss. Host L.P.’s partnership agreement requires that such allocations be made in a manner consistent with Section 704(c) of the Internal Revenue Code. In general, the partners of Host L.P., including us, who contributed appreciated assets with built-in gain are allocated depreciation deductions for federal income tax purposes that are lower than such deductions would be if determined on a pro rata basis. Thus, the carryover basis of the contributed assets in the hands of Host L.P. may cause us to be allocated lower depreciation and other deductions, and therefore effectively to be allocated more income, which might adversely affect our ability to comply with the REIT distribution requirements and/or cause a higher proportion of our distributions to our stockholders to be taxed as dividends. See “—Annual Distribution Requirements” above.

In addition, in the event of the disposition of any of the contributed assets with built-in gain, all income attributable to the built-in gain generally will be allocated to the contributing partners, even though the proceeds of such sale would be distributed proportionately among all the partners and could be retained by us rather than distributed to our stockholders. Thus, if Host L.P. were to sell a hotel with built-in gain that was contributed to Host L.P. by our predecessors or us, we generally would be allocated all of the income attributable to the built-in gain, which amount could exceed the economic, or “book,” income allocated to us as a result of such sale. Such an allocation might cause us to recognize taxable income in excess of cash proceeds, which might adversely affect our ability to comply with the REIT distribution requirements. It should be noted that, as the general partner of Host L.P., we will determine whether or not to sell a hotel that we contributed to Host L.P.

We and Host L.P. generally use the traditional method (with a provision for a curative allocation of gain on sale to the extent prior allocations of depreciation with respect to a specific hotel were limited by the “ceiling rule” applicable under the traditional method) to account for built-in gain with respect to the hotels contributed to Host L.P. in connection with our conversion from a C corporation to a REIT. This method generally is a more favorable method for accounting for built-in gain from the perspective of those partners, including us, who received Host L.P. units in exchange for property with a low adjusted tax basis relative to its fair market value at the time of the REIT conversion and is a less favorable method from the perspective of those partners who contributed cash or “high basis” assets to Host L.P., including us to the extent we contribute cash to Host L.P.

Any property purchased by Host L.P. initially will have an adjusted tax basis equal to its fair market value, and Section 704(c) of the Internal Revenue Code will not apply.

Tax Liabilities and Attributes Inherited from Other Entities

In 2006, we acquired a number of domestic and foreign hotels from Starwood Hotels and Resorts Worldwide, or “Starwood.” As part of that acquisition, we acquired all of the stock of Host Holding Business Trust, or “HHBT.” Effective as of the date of that acquisition, we caused HHBT, which had been taxed as a C corporation prior to its acquisition, to elect to be treated as a REIT. If any of the appreciated property owned by HHBT on the effective date of its REIT election is sold prior to April 11, 2016, HHBT will be subject to federal corporate income tax on any gain that it recognizes to the extent of the built-in gain in that property at the time of its REIT election. As discussed below in “—Other Tax Considerations—Recent Legislative Changes,” recent legislation reduced the 10-year recognition period to five years for assets sold in 2012 or 2013. The total amount of gain on which HHBT can be taxed is limited to the excess of the aggregate fair market value of its assets on the date of its REIT election over its tax basis in those assets on that date. This tax, if triggered, could be very material. As a result, we might decide to seek to avoid a taxable disposition of any HHBT asset with significant “built-in gain” prior to April 11, 2016. This decision could be true with respect to a particular disposition even though a sale otherwise might be in our best interests and in the best interests of our stockholders. On the other hand, we are not obligated to avoid such dispositions.

Federal Income Taxation of Our Stockholders

The following discussion describes the material federal income tax consequences to you of owning and disposing of our common stock. This summary does not address state, local or non-U.S. tax consequences.

This discussion assumes that you hold shares of our common stock as “capital assets” (generally, property held for investment within the meaning of Section 1221 of the Internal Revenue Code). This discussion is not intended to constitute, and should not be construed as, tax advice and does not purport to discuss all aspects of federal income taxation that may be important to a particular investor in light of its investment or tax circumstances, or to investors subject to special tax rules, including:

•	tax-exempt organizations, except to the extent discussed below in “—Taxation of Tax-Exempt U.S. Stockholders”;

•	broker-dealers;

•	traders in securities that elect to mark to market;

•	trusts, estates, regulated investment companies, real estate investment trusts, financial institutions, insurance companies or S corporations;

•	investors subject to the alternative minimum tax;

•	investors that hold their common stock as part of a “hedge,” “straddle,” “conversion transaction,” “synthetic security,” or other integrated investment;

•	investors that hold their common stock through a partnership or similar pass-through entity;

•	holders who receive our common stock through the exercise of employee stock options or otherwise as compensation;

•	persons holding 10% or more (by vote or value) of our outstanding common stock, except to the extent discussed below;

•	non-U.S. stockholders (as defined below), except to the extent discussed below in “—Federal Income Taxation of Our Stockholders —Taxation of Non-U.S. Stockholders”;

•	foreign (non-U.S.) governments;

•	a person with a “functional currency” other than the U.S. dollar;

•	a U.S. expatriate; or

•	investors who otherwise are subject to special tax treatment under the Internal Revenue Code.

For purposes of this discussion, a U.S. stockholder is a beneficial owner of our common stock that for federal income tax purposes is:

•	a citizen or resident of the United States;

•

a corporation (including an entity treated as a corporation for federal income tax purposes) created or organized in or under the laws of the United States or of a political subdivision thereof (including the District of Columbia);

•	an estate whose income is subject to federal income taxation regardless of its source; or

•

any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) it has a valid election in place to be treated as a U.S. person.

If an entity or arrangement treated as a partnership for federal income tax purposes holds our common stock, the federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our common stock should consult its own tax advisor regarding the federal income tax consequences to the partner of the acquisition, ownership and disposition of our common stock by the partnership.

If you hold shares of our common stock and are not a U.S. stockholder or an entity or arrangement that is treated as a partnership for federal income tax purposes, you are a non-U.S. stockholder.

Taxation of Taxable U.S. Stockholders

This section summarizes the federal income taxation of U.S. stockholders that are not tax-exempt organizations.

Distributions Generally

The distributions that we make to our taxable U.S. stockholders out of current or accumulated earnings and profits that we do not designate as capital gain dividends or as qualified dividend income will be taken into account by stockholders as ordinary income when actually or constructively received. As long as we qualify as a REIT, these distributions will not be eligible for the dividends-received deduction for U.S. stockholders that are corporations. In determining the extent to which a distribution with respect to our common stock constitutes a dividend for federal income tax purposes, our earnings and profits will be allocated first to distributions with respect to our preferred stock, if any, and then to our common stock. Except for dividends that we designate as qualified dividend income, dividends received from REITs are not eligible to be taxed at the preferential qualified dividend income tax rates currently available to individual U.S. stockholders who receive dividends from taxable C corporations.

Distributions from us in excess of our current and accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that they do not exceed the adjusted basis of the U.S. stockholder’s shares of stock in respect of which the distributions were made. Rather, the distribution will reduce the adjusted tax basis of these shares. To the extent that such distributions exceed the adjusted tax basis of a U.S. stockholder’s shares of stock, the U.S. stockholder generally must include such distributions in income as long-term capital gain, or short-term capital gain if the stock has been held for one year or less. In addition, any dividend that we declare in October, November or December of any year and that is payable to a stockholder of record on a specified date in any such month will be treated as both paid by us and received by the stockholder on December 31 of such year, provided that we actually pay the dividend before the end of January of the following calendar year.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. See “Federal Income Taxation of the Company—Annual Distribution Requirements.” Such losses, however, are not passed through to U.S. stockholders and may not be used to offset income of U.S. stockholders from other sources on their income tax returns. Such losses would not affect the character of any distributions that we make, which generally are subject to tax in the hands of U.S. stockholders to the extent that we have current or accumulated earnings and profits.

Capital Gain Dividends

We may elect to designate distributions of our net capital gain as “capital gain dividends.” Distributions that we designate as capital gain dividends generally will be taxed to U.S. stockholders as long-term capital gain, without regard to the period during which the U.S. stockholder that receives such distribution has held its stock, to the extent that such gain does not exceed our actual net capital gain for the taxable year. Designations made by us only will be effective to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of stock be composed proportionately of dividends of a particular type. If we designate any portion of a dividend as a capital gain dividend, a U.S. stockholder will receive an IRS Form 1099-DIV indicating the amount that will be taxable to the U.S. stockholder as capital gain. Corporate U.S. stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Recipients of capital gain dividends from us that are taxed at corporate income tax rates will be taxed at the normal corporate income tax rates on these dividends.

We may elect to retain and pay taxes on some or all of our net long term capital gain, in which case U.S. stockholders will be treated as having received, solely for federal income tax purposes, our undistributed capital gain as well as a corresponding credit or refund, as the case may be, for taxes that we paid on such undistributed capital gain. The U.S. stockholder will increase the basis in its stock by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. Our earnings and profits, and the earnings and profits of U.S. stockholders that are corporations, will be adjusted for the undistributed capital gain in accordance with Treasury regulations to be prescribed by the IRS. See “—Annual Distribution Requirements.”

We will classify portions of any designated capital gain dividend or undistributed capital gain as either:

•

a long-term capital gain distribution, which would be taxable to non-corporate U.S. stockholders at a maximum rate of up to 23.8% (which rate takes into account the maximum capital gain rate of 20% and the 3.8% Medicare tax on net investment income, described below under “—Medicare Tax on Net Investment Income”), and taxable to U.S. stockholders that are corporations at a maximum rate of 35%; or

•

an “unrecaptured Section 1250 gain” distribution, which would be taxable to non-corporate U.S. stockholders at a maximum rate of 25%, to the extent of previously claimed real property depreciation deductions.

Qualified Dividend Income

With respect to U.S. stockholders who are taxed at the rates applicable to individuals, we may designate a portion of our distributions paid to such U.S. stockholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. stockholders as capital gain, provided that the U.S. stockholder has held the common stock with respect to which the distribution is made for more than 61 days during the 121-day period beginning on the date that is 60 days before the date on which such common stock became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

•	the qualified dividend income received by us during such taxable year from non-REIT corporations (including any TRS in which we own an interest);

•

the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income; and

•

the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT C corporation over the federal income tax paid by us with respect to such built-in gain.

Generally, dividends that we receive will be treated as qualified dividend income for purposes of the first bullet above if (1) the dividends are received from (a) a U.S. corporation (other than a REIT or a RIC), (b) any TRS we may form, or (c) a “qualifying foreign corporation,” and (2) specified holding period requirements and other requirements are met. If we designate any portion of a dividend as qualified dividend income, a U.S. stockholder will receive an IRS Form 1099-DIV indicating the amount that will be taxable to the holder as qualified dividend income.

Passive Activity Losses and Investment Interest Limitations

Distributions made by us and gain arising from the sale or exchange by a U.S. stockholder of our common stock will not be treated as passive activity income. As a result, U.S. stockholders will not be able to apply any “passive losses” against income or gain relating to our common stock. Distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. stockholder that elects to treat capital gain dividends, capital gain from the disposition of stock, or qualified dividend income as investment income for purposes of the investment interest limitation will be taxed at ordinary income rates on such amounts. We intend to notify U.S. stockholders regarding the portions of distributions for each year that constitute ordinary income, return of capital and capital gain in compliance with the applicable IRS guidance.

Dispositions of Our Common Stock

In general, a U.S. stockholder will realize gain or loss upon the sale, redemption or other taxable disposition of our common stock in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder’s adjusted tax basis in the common stock at the time of the disposition. In general, a U.S. stockholder’s adjusted tax basis will equal the U.S. stockholder’s acquisition cost, increased by the net capital gain deemed distributed to the U.S. stockholder (discussed above), less the tax deemed paid thereon and returns of capital.

In general, capital gain recognized by individuals and other non-corporate U.S. stockholders upon the sale or disposition of our common stock will be subject to a maximum federal income tax rate of up to 23.8% (which rate takes into account the maximum capital gain rate of 20% and the 3.8% Medicare tax on net investment income, described below) if our common stock is held for more than one year, and will be taxed at ordinary income tax rates of up to 43.4% (which rate takes into account the maximum ordinary income tax rate of 39.6% and the 3.8% Medicare tax on net investment income, described below) if the stock is held for one year or less. Gain recognized by U.S. stockholders that are corporations is subject to federal income tax at a maximum rate of 35%, whether such gain is classified as long-term capital gain or ordinary income.

A capital loss recognized by a U.S. stockholder upon the disposition of our common stock that was held for more than one year at the time of disposition will be considered a long-term capital loss, which generally is available only to offset capital gain of the stockholder, but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of our common stock by a U.S. stockholder who has held the stock for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions that we make that are required to be treated by the U.S. stockholder as long-term capital gain.

Medicare Tax on Net Investment Income

High-income U.S. individuals, estates, and trusts will be subject to an additional 3.8% tax on net investment income in tax years beginning on or after January 1, 2013. Net investment income, for this purpose, includes dividends and gain from the sale of stock. In the case of an individual, the tax will be 3.8% of the lesser of the individual’s net investment income or the excess of the individual’s modified adjusted gross income over an amount equal to (1) $250,000, in the case of a married individual filing a joint return or a surviving spouse, (2) $125,000, in the case of a married individual filing a separate return, or (3) $200,000 in the case of a single individual.

U.S. stockholders should consult their tax advisors regarding the effect of this tax on their ownership and disposition of our common stock.

Legislation Relating to Foreign Accounts

Certain payments made on or after January 1, 2014 to “foreign financial institutions” in respect of accounts of U.S. stockholders at such financial institutions may be subject to withholding at a rate of 30%. U.S. stockholders should consult their tax advisors regarding the effect, if any, of these withholding provisions on their ownership and disposition of our common stock. See “—Taxation of Non-U.S. Stockholders—Withholding on Payments to Certain Foreign Entities.”

Information Reporting Requirements and Backup Withholding

We will report to our stockholders and to the IRS the amount of dividends we pay during each calendar year and the amount of tax we withhold, if any. Generally, dividend payments are not subject to withholding; however, they may be subject to backup withholding. A stockholder may be subject to backup withholding at a rate of 28% with respect to dividends, unless the holder:

•	is a corporation or is considered exempt therefrom pursuant to certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder’s federal income tax liability. In addition, we may be required to withhold a portion of any capital gain dividends paid to any stockholders who fail to certify their non-foreign status to us. For a discussion of the backup withholding rules as applied to non-U.S. stockholders, see “—Taxation of Non-U.S. Stockholders.”

Taxation of Tax-Exempt U.S. Stockholders

U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. Such entities, however, may be subject to taxation on their unrelated business taxable income, or UBTI. While some investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity generally do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt stockholder has not held our common stock as “debt financed property” within the meaning of the Internal Revenue Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the U.S. tax-exempt stockholder), and (2) our common stock is not otherwise used in an unrelated trade or business, dividend income from us and gain from the sale of our common stock generally should not give rise to UBTI to a U.S. tax-exempt stockholder.

Tax-exempt U.S. stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Internal Revenue Code, respectively, or single parent title-holding corporations exempt under Section 501(c)(2) of the Internal Revenue Code whose income is payable to any of the aforementioned tax-exempt organizations, are subject to different UBTI rules. These rules generally require such stockholders to characterize distributions from us as UBTI unless the organization is able to claim properly a deduction for amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in our common stock. These stockholders should consult with their own tax advisors concerning these set aside and reserve requirements.

In certain circumstances, a pension trust (1) that is described in Section 401(a) of the Internal Revenue Code, (2) that is tax exempt under Section 501(a) of the Internal Revenue Code, and (3) that owns more than 10% of our common stock, could be required to treat a percentage of the dividends as UBTI, if we are a “pension-held REIT.” We will not be a pension-held REIT unless:

•

either (1) one pension trust owns more than 25% of the value of our stock, or (2) one or more pension trusts, each individually holding more than 10% of the value of our stock, collectively own more than 50% of the value of our stock; and

•

we would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Internal Revenue Code provides that stock owned by such trusts shall be treated as owned by the beneficiaries of such trusts for purposes of the requirement that not more than 50% of the value of the outstanding stock of a REIT may be owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include certain entities).

As a result of restrictions on the ownership and transfer of our common stock contained in our charter, we do not expect to be classified as a “pension-held REIT,” and, as a result, the tax treatment described above should be inapplicable to our stockholders. However, because our common stock is publicly traded, we cannot guarantee that this always will be the case.

Tax-exempt U.S. stockholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of owning our common stock.

Taxation of Non-U.S. Stockholders

The following is a discussion of rules governing the federal income tax taxation of the ownership and disposition of our common stock by our non-U.S. stockholders. For purposes of this summary, a “non-U.S. stockholder” is a beneficial owner of our common stock that is not a U.S. stockholder (as defined above under “Federal Income Taxation of Our Stockholders”) or an entity that is treated as a partnership for federal income tax purposes. These rules are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, this discussion does not address all aspects of federal income taxation, and we urge non-U.S. stockholders to consult with their tax advisors regarding the effect of federal, state, local and non-U.S. income tax laws on the ownership and disposition of our common stock.

Distributions Generally

As described in the discussion below, distributions made by us with respect to our common stock will be treated for federal income tax purposes as:

•	ordinary income dividends;

•	return of capital distributions; or

•	capital gain dividends.

This discussion assumes that our common stock will continue to be considered regularly traded on an established securities market for purposes of the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, provisions described below. If our common stock no longer is regularly traded on an established securities market, the tax consequences described below would materially differ.

Ordinary Income Dividends

A distribution made by us to a non-U.S. stockholder will be treated as an ordinary income dividend if the distribution is payable out of our earnings and profits and:

•	is not attributable to our net capital gain, or

•

the distribution is attributable to our net capital gain from the sale of “U.S. real property interests,” or USRPIs, and the non-U.S. stockholder owns 5% or less of the value of our common stock at all times during the one year period ending on the date of the distribution.

In general, non-U.S. stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our common stock. In cases where the dividend income from a non-U.S. stockholder’s investment in our common stock is, or is treated as, effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to federal income tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends. Such income generally must be reported on a U.S. income tax return filed by or on behalf of the non-U.S. stockholder. The income also may be subject to the 30% branch profits tax in the case of a non-U.S. stockholder that is a corporation.

Generally, we will withhold and remit to the IRS 30% of dividend distributions (including distributions that later may be determined to have been made in excess of current and accumulated earnings and profits) that could not be treated as FIRPTA gain distributions with respect to the non-U.S. stockholder (and that are not deemed to be capital gain dividends for purposes of FIRPTA withholding rules described below) unless:

•	a lower treaty rate applies and the non-U.S. stockholder files with us an IRS Form W-8BEN evidencing eligibility for that reduced treaty rate;

•	the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is income effectively connected with the non-U.S. stockholder’s trade or business; or

•

the non-U.S. stockholder is a foreign sovereign or controlled entity of a foreign sovereign and also provides an IRS Form W-8EXP claiming an exemption from withholding under section 892 of the Internal Revenue Code.

Tax treaties may reduce the withholding obligations on our distributions. Under most tax treaties, however, taxation rates below 30% that are applicable to ordinary income dividends from U.S. corporations may not apply to ordinary income dividends from a REIT or may apply only if the REIT meets certain additional requirements. If the amount of tax withheld with respect to a distribution to a non-U.S. stockholder exceeds the non-U.S. stockholder’s federal income tax liability with respect to the distribution, the non-U.S. stockholder may file for a refund of the excess from the IRS.

Return of Capital Distributions

Unless (A) our common stock constitutes a USRPI, as described in “—Dispositions of Our Common Stock” below, or (B) either (1) the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain), or (2) the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S. (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual’s net capital gain for the year), distributions that we make which are not dividends out of our earnings and profits and are not FIRPTA gain distributions will not be subject to federal income tax. If we cannot determine at the time a distribution is made whether or not the distribution will exceed our current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. The non-U.S. stockholder may seek a refund from the IRS of any amounts withheld if it subsequently is determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our common stock constitutes a USRPI, as described below, distributions that we make in excess of the sum of (1) the non-U.S. stockholder’s proportionate share of our earnings and profits, and (2) the non-U.S. stockholder’s basis in its stock, will be taxed under FIRPTA at the rate of tax, including any applicable capital gain tax rates, that would apply to a U.S. stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding tax at a tax rate of 10% of the amount by which the distribution exceeds the non-U.S. stockholder’s share of our earnings and profits.

Capital Gain Dividends

Subject to the discussion below under the section titled “—FIRPTA Distributions,” a distribution made by us to a non-U.S. stockholder will be treated as long-term capital gain if the distribution is made out of our current or accumulated earnings and profits, the distribution is attributable to our net capital gain (other than from the sale of a USRPI) and we timely designate the distribution as a capital gain dividend.

Long-term capital gain that a non-U.S. stockholder is deemed to receive from a capital gain dividend that is not attributable to the sale of a USRPI generally will not be subject to federal income tax in the hands of the non-U.S. stockholder unless:

•

the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business of the non-U.S. stockholder, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to any such gain, except that a non-U.S. stockholder that is a corporation also may be subject to the 30% branch profits tax; or

•

the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the nonresident alien individual will be subject to a 30% tax on any such capital gains.

FIRPTA Distributions

From time to time, some of our distributions may be of amounts attributable to gain from the sale or exchange of USRPIs. Such distributions to a non-U.S. stockholder generally will be subject to the taxation and withholding regime applicable to ordinary income dividends only if (1) dividends are received with respect to a class of stock that is “regularly traded” on a domestic “established securities market,” both as defined by applicable Treasury regulations, and (2) the non-U.S. stockholder does not own more than 5% of that class of stock at any time during the one year period ending on the date of distribution. If both of these conditions are satisfied, qualifying non-U.S. stockholders will not be subject to FIRPTA withholding or reporting with respect to such dividends, and will not be required to pay branch profits tax. Instead, these dividends will be subject to federal income tax and withholding as ordinary dividends, currently at a 30% tax rate, unless reduced by applicable treaty. Although there can be no assurance in this regard, we believe that our common stock is “regularly traded” on a domestic “established securities market” within the meaning of applicable Treasury Regulations; however, we can provide no assurance that our common stock is or will continue to be “regularly traded” on a domestic “established securities market” in future taxable years.

Except as discussed above, for any year in which we qualify as a REIT, distributions that are attributable to gain from the sale or exchange of a USRPI are taxed to a non-U.S. stockholder as if these distributions were gains effectively connected with a trade or business in the U.S. conducted by the non-U.S. stockholder. A non-U.S. stockholder that does not qualify for the special rule discussed above will be taxed on these amounts at the normal income tax rates applicable to a U.S. stockholder and will be required to file a federal income tax return reporting these amounts. If such a non-U.S. stockholder is a corporation, it also may owe the 30% branch profits tax under Section 884 of the Internal Revenue Code in respect of these amounts. We or other applicable withholding agents will be required to withhold from distributions to such non-U.S. stockholders, and to remit to the IRS 35% of the amount treated as gain from the sale or exchange of USRPIs. The amount of any tax so withheld is creditable against the non-U.S. stockholder’s federal income tax liability, and the non-U.S. stockholder may file for a refund from the IRS of any amount of withheld tax in excess of that tax liability.

Undistributed Capital Gain

Although the law is not entirely clear on the matter, it appears that amounts designated by us as undistributed capital gain in respect of our common stock held by non-U.S. stockholders generally should be treated in the same manner as actual distributions by us of capital gain dividends. Under this approach, the non-U.S. stockholder would be able to offset as a credit against its federal income tax liability resulting therefrom, its proportionate share of the tax paid by us on the undistributed capital gain treated as long-term capital gain to the non-U.S. stockholder, and receive from the IRS a refund to the extent its proportionate share of the tax paid by us were to exceed the non-U.S. stockholder’s actual federal income tax liability on such long-term capital gain. If we were to designate any portion of our net capital gain as undistributed capital gain, a non-U.S. stockholder should consult its tax advisors regarding taxation of such undistributed capital gain.

Dispositions of Our Common Stock

Unless shares of our common stock constitute a USRPI, a sale of our common stock by a non-U.S. stockholder generally will not be subject to federal income taxation under FIRPTA.

Generally, with respect to any particular stockholder, our common stock will constitute a USRPI only if each of the following three statements is true.

•

Fifty percent or more of our assets throughout a prescribed testing period consists of interests in real property located within the United States, excluding for this purpose, interests in real property solely in a capacity as creditor. We believe that 50% or more of our assets will consist of interests in U.S. real property.

•

We are not a “domestically-controlled qualified investment entity.” A domestically-controlled qualified investment entity includes a REIT less than 50% of the value of which is held directly or indirectly by non-U.S. stockholders at all times during a specified testing period. Although we expect that we likely will be domestically-controlled, we cannot make any assurance that we are or will remain a domestically-controlled qualified investment entity.

•

Either (a) our common stock is not “regularly traded,” as defined by applicable Treasury regulations, on an established securities market; or (b) our common stock is “regularly traded” on an established securities market but the selling non-U.S. stockholder has held over 5% of our outstanding common stock any time during the five-year period ending on the date of the sale. We expect that our common stock will continue to be regularly traded on an established securities market.

Specific wash sale rules applicable to sales of stock in a domestically-controlled REIT could result in gain recognition, taxable under FIRPTA, upon the sale of our common stock even if we are a domestically-controlled qualified investment entity. These rules would apply if a non-U.S. stockholder (1) disposes of our common stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been taxable to such non-U.S. stockholder as gain from the sale or exchange of a USRPI, (2) acquires, or enters into a contract or option to acquire, other common stock during the 61-day period that begins 30 days prior to such ex-dividend date, and (3) if our common stock is “regularly traded” on an established securities market in the United States, such non-U.S. stockholder has owned more than 5% of our outstanding common stock at any time during the one-year period ending on the date of such distribution.

If gain on the sale of our common stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be required to file a federal income tax return and would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to the applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Gain from the sale of our common stock that otherwise would not be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. stockholder as follows: (1) if the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder, the non-U.S. stockholder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (2) if the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Backup Withholding and Information Reporting

The sale of our common stock by a non-U.S. stockholder through a non-U.S. office of a broker generally will not be subject to information reporting or backup withholding. The sale generally is subject to the same information reporting applicable to sales through a U.S. office of a U.S. or foreign broker if the sale of common stock is effected at a non-U.S. office of a broker that is:

•	a U.S. person;

•	a controlled foreign corporation for federal income tax purposes;

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period; or

•

a foreign partnership, if at any time during its tax year: (1) one or more of its partners are “U.S. persons,” as defined in Treasury regulations, who, in the aggregate, hold more than 50% of the income or capital interest in the foreign partnership; or (2) such foreign partnership is engaged in the conduct of a U.S. trade or business.

Backup withholding generally does not apply if the broker does not have actual knowledge or reason to know that you are a U.S. person and the applicable documentation requirements are satisfied. Generally, a non-U.S. stockholder satisfies the information reporting requirements by providing the IRS with Form W-8BEN or an acceptable substitute. Backup withholding is not an additional tax. Any amounts that we withhold under the backup withholding rules will be refunded or credited against the non-U.S. stockholder’s federal income tax liability if certain required information is furnished to the IRS. The application of information reporting and backup withholding varies depending on the stockholder’s particular circumstances and, therefore, a non-U.S. stockholder is advised to consult its tax advisor regarding applicable information reporting and backup withholding requirements.

Withholding on Payments to Certain Foreign Entities

The Foreign Account Tax Compliance Act (“FATCA”), which was enacted in 2010, imposes a 30% withholding tax on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities unless certain due diligence, reporting, withholding, and certification obligations are satisfied. As a general matter, FATCA imposes a 30% withholding tax on dividends on, and gross proceeds from the sale or other disposition of, our common stock if paid to a foreign entity unless either (i) the foreign entity is a “foreign financial institution” that satisfies certain due diligence, reporting, withholding, and certification obligations, (ii) the foreign entity is not a “foreign financial institution,” identifies certain of its U.S. investors, and provides certain required information regarding such investors, or (iii) the foreign entity otherwise is excepted under FATCA. An intergovernmental agreement between the United States and an applicable non-U.S. government may modify these rules. The required withholding will not begin until January 1, 2014, with respect to dividends on our common stock, and January 1, 2017, with respect to gross proceeds from a sale or other disposition of our common stock.

If withholding is required under FATCA on a payment with respect to our common stock, investors that otherwise would be exempt from withholding (or that otherwise would be entitled to a reduced rate of withholding) generally will be required to seek a refund or credit from the IRS to obtain the benefit of such exemption or reduction (provided that such benefit is available). The provisions of FATCA are extremely broad and continue to be subject to future official IRS guidance and interpretation. Prospective investors should consult their tax advisors regarding the effect of FATCA in their particular circumstances.

Other Tax Considerations

Recent Legislative Changes

The American Taxpayer Relief Act of 2012 (“ATRA”) was enacted on January 2, 2013 to address certain provisions of U.S. federal income tax law relating to capital gain taxation (including the taxation of capital gain dividends) and the applicability of capital gain rates to dividends designated as “qualified dividend income” that were scheduled to “sunset” and revert to provisions of prior law for taxable years beginning after December 31, 2012. ATRA has modified those rules. For taxable years beginning after 2012, for noncorporate taxpayers, the highest ordinary income tax rate is 39.6% and both the maximum capital gain tax rate (for gain other than “unrecaptured section 1250 gain”) and the maximum tax rate applicable to qualified dividend income generally is 20%, without taking into account the Medicare Tax, discussed above in “Taxation of Taxable U.S. Stockholders—Medicare Tax on Net Investment Income.”

In addition, as discussed in “Federal Income Taxation of the Company—General,” we may be subject to tax at the highest applicable corporate rate on the gain we recognize from the disposition of an asset acquired from a C corporation (or a partnership in which a C corporation is a partner) in a carry-over basis transaction to the extent of the “built-in gain” in the asset. Built-in gain is the amount by which an asset’s fair market value exceeds its adjusted tax basis at the time we acquire the asset. In general, this tax applies for a period of 10 years beginning with the day the property of a C corporation (or a partnership in which a C corporation is a partner) is transferred to us in a carry-over basis transaction (the “recognition period”). Pursuant to ATRA, the recognition period is reduced to five years for assets sold in 2012 or 2013. Absent further legislation, the recognition period will revert to 10 years in 2014.

Legislative or Other Actions Affecting REITs

The present federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department, which may result in statutory changes as well as revisions to regulations and interpretations. Changes to the federal tax laws and interpretations thereof could adversely affect an investment in our common stock.

State, Local and Foreign Taxes

We, our subsidiaries, and/or our stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which we or they transact business, own property or reside. We own properties located in numerous U.S. and foreign jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. Our state, local and foreign tax treatment and the state, local and foreign tax treatment of our stockholders may not conform to the federal income tax treatment discussed above. Prospective stockholders should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our common stock.

Tax Shelter Reporting

If a holder of our common stock recognizes a loss as a result of a transaction with respect to our common stock of at least (1) $2 million or more in a single taxable year or $4 million or more in a combination of taxable years, for a stockholder that is an individual, S corporation, trust, or a partnership with at least one non-corporate partner, or (2) $10 million or more in a single taxable year or $20 million or more in a combination of taxable years, for a stockholder that is either a corporation or a partnership with only corporate partners, such stockholder may be required to file a disclosure statement with the IRS on Form 8886. Direct holders of portfolio securities are in many cases exempt from this reporting requirement, but holders of REIT securities currently are not exempt. The fact that a loss is reportable under these Treasury regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. The Internal Revenue Code imposes significant penalties for failure to comply with these requirements. Stockholders should consult their tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of our common stock, or transactions that we might undertake directly or indirectly. Moreover, stockholders should be aware that we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

SELLING STOCKHOLDERS

If the registration statement of which this prospectus forms a part is used by selling stockholders for the resale of any securities registered thereunder pursuant to a registration rights agreement to be entered into by us with such selling stockholders or otherwise, information about such selling stockholders, their beneficial ownership of the securities and their relationship with us will be set forth in a prospectus supplement, in a post-effective amendment to the registration statement, or in filings we make with the SEC under the Exchange Act that are incorporated by reference in the registration statement. The applicable prospectus supplement will also disclose whether any of the selling stockholders has held any position or office with, has been employed by or otherwise has had a material relationship with us during the three years prior to the date of the prospectus supplement.

The selling stockholders may not sell any shares of our common stock pursuant to this prospectus until we have identified such selling stockholders and the shares being offered for resale by such selling stockholders in a subsequent prospectus supplement. However, the selling stockholders may sell or transfer all or a portion of their shares of our common stock pursuant to any available exemption from the registration requirements of the Securities Act.

PLAN OF DISTRIBUTION

We, or the selling stockholders and their successors (which term includes their transferees, pledgees or donees or their successors), as applicable, may sell the securities being offered by this prospectus and any accompanying prospectus supplement:

•	directly to purchasers;

•	through agents;

•	through dealers;

•	through underwriters;

•	directly to our stockholders; or

•	through a combination of any such methods of sale.

In addition, the offered securities may be issued by us as a dividend or distribution. We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in the applicable prospectus supplement.

The distribution of the offered securities may be effected from time to time in one or more transactions either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Offers to purchase offered securities may be solicited directly by us or the selling stockholders, as applicable. Offers to purchase offered securities may also be solicited by agents designated by us or the selling stockholders, as applicable, from time to time. Any such agent, who may be deemed to be an “underwriter” as that term is defined in the Securities Act, involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by us or the selling stockholders, as applicable, to such agent will be set forth in the prospectus supplement.

If a dealer is utilized in the sale of the offered securities in respect of which this prospectus is delivered, we or the selling stockholders, as applicable, will sell such offered securities to the dealer, as principal. The dealer, who may be deemed to be an “underwriter” as that term is defined in the Securities Act, may then resell such offered securities to the public at varying prices to be determined by such dealer at the time of resale.

If an underwriter is, or underwriters are, utilized in the sale, we or the selling stockholders, as applicable, will execute an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters will be set forth in the prospectus supplement, which will be used by the underwriters to make resales of the offered securities in respect of which this prospectus is delivered to the public. In connection with the sale of offered securities, such underwriters may be deemed to have received compensation from us or the selling stockholders, as applicable, in the form of underwriting discounts or commissions and may also receive commissions from purchasers of offered securities for whom they may act as agents. Underwriters may also sell offered securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may then resell the securities at varying prices to be determined by the dealer.

Any compensation paid to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions.

The selling stockholders that participate in the sale of the securities may be deemed to be “underwriters” as that term is defined in the Securities Act, and profits on the sale of the securities by selling stockholders may be deemed to be underwriting discounts and commissions under the Securities Act. Selling stockholders who are deemed to be “underwriters” will be subject to the prospectus delivery requirements of the Securities Act. To the extent the selling stockholders may be deemed to be “underwriters,” they may be subject to statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.

The selling stockholders and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder. Regulation M of the Exchange Act may limit the timing of purchases and sales of any of the securities by the selling stockholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution.

In connection with sales of the securities, the selling stockholders may (A) enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging positions they assume, (B) sell the securities short and deliver the securities to close out short positions, (C) loan or pledge the securities to broker-dealers or other financial institutions that in turn may sell the securities, (D) enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of the securities, which the broker-dealer or other financial institution may resell pursuant to this prospectus, or (E) enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

In addition, we, or any selling stockholder, may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, such third parties (or affiliates of such third parties) may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, such third parties (or affiliates of such third parties) may use securities pledged by us or the selling stockholders or borrowed from us, the selling stockholders or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us or the selling stockholders in settlement of those derivatives to close out any related open borrowings of stock. The third parties (or affiliates of such third parties) in such sale transactions will be underwriters and, if not identified in this prospectus, will be named in the applicable prospectus supplement (or a post-effective amendment). We, or any selling stockholders, may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus and an applicable prospectus supplement. Such financial institution or other third party (or affiliates of such third parties) may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

The aggregate proceeds to the selling stockholders from the sale of the securities offered by them will be the purchase price of the securities less discounts and commissions, if any. Each of the selling stockholders reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of securities to be made directly or through agents. We will not receive any of the proceeds from the sale of securities by the selling stockholders. We will pay all of our expenses and specified expenses incurred by the selling stockholders incidental to the registration, offering and sale of the securities to the public, but each selling stockholder will be responsible for payment of commissions, concessions, fees and discounts of underwriters, broker-dealers and agents.

Pursuant to any standby underwriting agreement entered into in connection with a subscription rights offering to our stockholders, persons acting as standby underwriters may receive a commitment fee for all securities underlying the subscription rights that the underwriter commits to purchase on a standby basis. Additionally, prior to the expiration date with respect to any subscription rights, any standby underwriters in a subscription rights offering to our stockholders may offer such securities on a when-issued basis, including securities to be acquired through the purchase and exercise of subscription rights, at prices set from time to time by the standby underwriters. After the expiration date with respect to such subscription rights, the underwriters may offer securities of the type underlying the subscription rights, whether acquired pursuant to a standby underwriting agreement, the exercise of the subscription rights or the purchase of such securities in the market, to the public at a price or prices to be determined by the underwriters. The standby underwriters may thus realize profits or losses independent of the underwriting discounts or commissions paid by us. If we do not enter into a standby underwriting arrangement in connection with a subscription rights offering to our stockholders, we may elect to retain a dealer-manager to manage such a subscription rights offering for us. Any such dealer-manager may offer securities of the type underlying the subscription rights acquired or to be acquired pursuant to the purchase and exercise of subscription rights and may thus realize profits or losses independent of any dealer-manager fee paid by us.

Underwriters, dealers, agents and other persons may be entitled, under agreements that may be entered into with us, to indemnification by us, or the selling stockholders, as applicable, against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which they may be required to make in respect thereof. Underwriters and agents may engage in transactions with, or perform services for, us, or the selling stockholders, as applicable, in the ordinary course of business.

If so indicated in the applicable prospectus supplement, we will authorize underwriters, dealers or other persons to solicit offers by certain institutions to purchase offered securities pursuant to contracts providing for payment and delivery on a future date or dates. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. The obligations of any purchasers under any such contract will not be subject to any conditions except that the purchase of the offered securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject and, if the offered securities are also being sold to underwriters, we shall have sold to such underwriters the offered securities not sold for delayed delivery. The underwriters, dealers and such other persons will not have any responsibility in respect of the validity or performance of such contracts. The prospectus supplement relating to such contracts will set forth the price to be paid for offered securities pursuant to such contracts, the commission payable for solicitation of such contracts and the date or dates in the future for delivery of offered securities pursuant to such contracts.

Any underwriter may engage in stabilizing and syndicate covering transactions in accordance with Rule 104 under the Exchange Act. Rule 104 permits stabilizing bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. The underwriters may over-allot shares of the offered securities in connection with an offering of offered securities, thereby creating a short position in the underwriters’ account. Syndicate covering transactions involve purchases of the offered securities in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing and syndicate covering transactions may cause the price of the offered securities to be higher than it would otherwise be in the absence of such transactions. These transactions, if commenced, may be discontinued at any time.

The anticipated date of delivery of offered securities will be set forth in the applicable prospectus supplement relating to each offer.

LEGAL MATTERS

The validity of the offered securities will be passed upon for us by Venable LLP, Baltimore, Maryland. Hogan Lovells US LLP, Washington, D.C., will pass upon certain tax matters relating to Host Inc.’s qualification as a REIT for us. Additional legal matters may be passed upon for us, the selling stockholders or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The (i) consolidated financial statements of Host Hotels & Resorts, Inc. as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, the schedule of Real Estate and Accumulated Depreciation as of December 31, 2012, and management’s assessment of the effectiveness of Host Hotels & Resorts, Inc.’s internal control over financial reporting as of December 31, 2012, and (ii) consolidated financial statements of Host Hotels & Resorts, L.P. as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, and the schedule of Real Estate and Accumulated Depreciation as of December 31, 2012, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

1,202,953 Shares

Host Hotels & Resorts, Inc.

Common Stock

PROSPECTUS SUPPLEMENT

August 29, 2013